EXECUTION VERSION

Deal CUSIP: 74271QAA7
Revolving Loan CUSIP: 74271QAB5
Delayed Draw Term Loan CUSIP: 74271QAC3

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF APRIL 28, 2023

AMONG

PROASSURANCE CORPORATION,

THE LENDERS,

U.S. BANK NATIONAL ASSOCIATION
AS ADMINISTRATIVE AGENT

KEYBANK NATIONAL ASSOCIATION AND TRUIST BANK
AS CO-SYNDICATION AGENTS

PINNACLE BANK AND REGIONS BANK
AS CO-DOCUMENTATION AGENTS

AND

U.S. BANK NATIONAL ASSOCIATION, KEYBANK NATIONAL ASSOCIATION AND
TRUIST SECURITIES, INC.
AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

Table of Contents

Page

<u>**SCHEDULES**</u>

PRICING SCHEDULE

SCHEDULE 1 – Commitments

SCHEDULE 5.8 – Subsidiaries

SCHEDULE 5.14 – Properties

SCHEDULE 6.16 - Liens

<u>**EXHIBITS**</u>

EXHIBIT A –	**[Reserved]**
EXHIBIT B –	**Form of Compliance Certificate**
EXHIBIT C –	**Form of Assignment and Assumption Agreement**
EXHIBIT D –	**Form of Borrowing Notice**
EXHIBIT E-1 –	**Form of Revolving Note**
EXHIBIT E-2 –	**Form of Delayed Draw Term Loan Note**
EXHIBIT F-	**Form of Increasing Lender Supplement**
EXHIBIT G –	**Form of Augmenting Lender Supplement**
EXHIBIT H –	**List of Closing Documents**
EXHIBIT I –	**Form of Borrowing Base Certificate**
EXHIBITS J-1 to J-4 –	**Forms of U.S. Tax Compliance Certificate**

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amended and Restated Credit Agreement (the "Agreement"), dated as of April 28, 2023, is among ProAssurance Corporation, the Lenders and U.S. Bank National Association, a national banking association, as Administrative Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

As used in this Agreement:

"Acquisition" means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

"Adjusted Daily Simple SOFR Base Rate" means, with respect to any Daily Simple SOFR Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) zero and (b) the sum of (i) the Daily Simple SOFR Base Rate for such Interest Period, plus (ii) the SOFR Adjustment.

"Adjusted Term SOFR Screen Rate" means, with respect to any Term SOFR Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) zero and (b) the sum of (i) the Term SOFR Screen Rate for such Interest Period, plus (ii) the SOFR Adjustment.

"Administrative Agent" means U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person's Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person and possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

"Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof. As of the Closing Date, the Aggregate Commitment is $375,000,000.

"Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

"Agreement" means this Second Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

"Alternate Base Rate" means, for any day, a rate of interest per annum equal to the highest of (a) zero, (b) the Prime Rate for such day, (c) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (d) the Adjusted Term SOFR Screen Rate (without giving effect to the Applicable Margin) for a one-month Interest Period on such day (or if such day is not a Business Day or if the Term SOFR Screen Rate for such Business Day is not published due to a holiday or other circumstance that the Administrative Agent deems in its sole discretion to be temporary, the immediately preceding Business Day) for Dollars plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted Term SOFR Screen Rate shall be effective from the effective date of such change. If the Alternate Base Rate is being used when Term SOFR Borrowings are unavailable pursuant to Section 2.11 or 3.3 , then the Alternate Base Rate shall be the highest of clauses (a), (b) and (c) above, without reference to clause (d) above.

"Annual Audited Financial Report" means, as to any insurance company, an annual audited financial report of such insurance company required to be filed with the applicable Department, together with all exhibits and schedules filed therewith, prepared in conformity with SAP.

"Annual Statement" shall mean, as to any insurance company, an annual statutory financial statement of such insurance company required to be filed with the applicable Department, together with all exhibits and schedules filed therewith, prepared in conformity with SAP.

"Anti-Corruption Laws" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and any other anti-corruption law applicable to the Borrower and its Subsidiaries.

"Applicable Fee Rate" means, at any time, the percentage rate per annum at which, as applicable, (i) Commitment Fees are accruing on the unused portion of the aggregate Revolving Commitment or (ii) Ticking Fees are accruing on the aggregate Delayed Draw Term Loan Commitment, in each case of clauses (i) and (ii) at such time as set forth in the Pricing Schedule.

"Applicable Insurance Code" means, as to any insurance company, collectively, the insurance code of any state where such insurance company is domiciled and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of the Applicable Insurance Code shall be construed to also refer to successor sections.

"Applicable Law" means, as to any Person, all applicable Laws binding upon such Person or to which such Person is subject, including, if such Person is an insurance company, the Applicable Insurance Code relating to such Person.

"Applicable Margin" means, with respect to Borrowings of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Borrowings of such Type, based upon the Consolidated Total Leverage Ratio set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.1, as set forth in the Pricing Schedule.

Adjustments, if any, to the Applicable Margin shall be effective from and after the first day of the first fiscal month immediately following the date on which the delivery of a Compliance Certificate is required pursuant to Section 6.1(iv) until the first day of the first fiscal month immediately following the next such date on which delivery of a Compliance Certificate is so required. If the Borrower fails to deliver a Compliance Certificate to the Administrative Agent at the time required pursuant to Section 6.1(iv), then the Applicable Margin shall be the highest Applicable Margin set forth in the applicable table set forth in the Pricing Schedule until five days after such Compliance Certificate is so delivered.

Notwithstanding the foregoing, Level III Status shall apply until the Administrative Agent receives the applicable Compliance Certificate for the Borrower's first full fiscal quarter ending after the Closing Date, and adjustments to the level then in effect shall thereafter be effected in accordance with the preceding paragraph.

Without limitation of any rights of the Administrative Agent and the Lenders under the Loan Documents or Applicable Law, including without limitation pursuant to Sections 2.11 and 8.2, if any financial statement or certification is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an "Applicable Period") than the Applicable Margin applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected Compliance Certificate, and (c) promptly pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment the Administrative Agent shall promptly distribute to the Lenders entitled thereto.

"Applicable Period" is defined in the definition of "Applicable Margin."

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Arranger" means, collectively, U.S. Bank, KeyBank National Association, and Truist Securities, Inc., and their respective successors, in their respective capacities as Joint Lead Arrangers and Joint Book Runners.

"Article" means an article of this Agreement unless another document is specifically referenced.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.3) and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

"Authorized Officer" means any of the Chief Executive Officer or the Chief Financial Officer of the Borrower, acting singly.

"Available Aggregate Revolving Commitment" means, at any time, the aggregate Revolving Commitment then in effect minus the aggregate outstanding Revolving Exposure at such time.

"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

"Bail-In Legislation" means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Base Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or the Applicable Margin changes.

"Base Rate Borrowing" means a Borrowing which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.

"Base Rate Loan" means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.

"Benchmark" means, initially, in the case of Term SOFR Borrowings, the Term SOFR Screen Rate and, in the case of Daily Simple SOFR Borrowings, the Daily Simple SOFR Base Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.3(b), then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 3.3(b)

"Benchmark Replacement" means, for any Available Tenor, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement pursuant to clause (2) of the definition of "Benchmark Replacement" for any applicable Interest Period and Available Tenor for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Borrowing", "Term SOFR Borrowing", and "Daily Simple SOFR Borrowing", the definition of "Alternate Base Rate", the definition of "Business Day", the definition of "Interest Period," timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

"Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (a) the date of the public statement or publication of information

referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of "Benchmark Transition Event," the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; and

(3) in the case of an Early Opt-in Election, the Business Day specified by the Administrative Agent in the notice of the Early Opt-in Election provided to the Lenders, so long as the Administrative Agent has not received, by 6:00 p.m. (Prevailing Eastern Time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the "Benchmark Replacement Date" will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available

Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by any of the entities referenced in clause (2) above announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Unavailability Period" means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.3(b), and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.3(b).

"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

"Benefit Plan" means any of (a) an "employee benefit plan" (as defined in ERISA) that is subject to Title I of ERISA, (b) a "plan" as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such "employee benefit plan" or "plan."

"Bloomberg" means Bloomberg Index Services Limited.

"Board" means the Board of Governors of the Federal Reserve System.

"Borrower" means ProAssurance Corporation, a Delaware corporation, and its successors and assigns.

"Borrower Materials" is defined in Section 9.11(b).

"Borrowing" means a borrowing hereunder (a) made by some or all of the Lenders on the same Borrowing Date or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same currency, Class and Type and, in the case of Term SOFR Loans, for the same Interest Period.

"Borrowing Base" is defined in Section 2.1.3(b).

"Borrowing Base Certificate" is defined in Section 2.1.3(b).

"Borrowing Date" means a date on which a Borrowing is made hereunder.

"Borrowing Notice" is defined in Section 2.8.

"Business Day" means a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with SOFR or the Term SOFR Screen Rate or the Daily Simple SOFR Base Rate, the term "Business Day" excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

"Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases that would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

"Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (iii) demand deposit accounts or money market accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $50,000,000 unless otherwise required by statutory requirements; *provided* in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest, (v) shares of money market mutual funds that are rated at least "AAAm" or "AAA-G" by S&P or "P-1" or better by Moody's and (vi) discount notes of U.S. government sponsored enterprises, including Freddie Mac, Fannie Mae, the Federal Home Loan Banks and the Federal Farm Credit Banks.

"Change in Control" means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower; or (ii) within any twelve-month period, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (x) nominated by the board of directors of the Borrower nor (y) appointed by directors so nominated.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall

Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.

"Class" refers to whether a Loan, or the Loans comprised in a Borrowing, are Revolving Loans or Delayed Draw Term Loans.

"Closing Date" means April 28, 2023.

"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

"Co-Documentation Agents" means, collectively, Pinnacle Bank and Regions Bank.

"Co-Syndication Agents" means, collectively, KeyBank National Association and Truist Bank.

"Collateral" shall have the meaning set forth in the Security Agreement; *provided* that, notwithstanding anything to the contrary set forth herein or in any other Loan Document (including, without limitation, the Security Agreement), Collateral shall not include (i) any security issued by an "affiliate" (as defined in Regulation W) of a Lender to the extent that including such security as Collateral would constitute a "covered transaction" under Regulation W or (ii) any margin stock.

"Collateral Documents" means, collectively, the Security Agreement, the Securities Account Control Agreement, the Omnibus Reaffirmation, and any other security agreements, pledge agreements or similar instruments, each in form and substance reasonably acceptable to the Administrative Agent and delivered to the Administrative Agent from time to time in connection with election of the Secured Borrowing Option set forth in Section 2.1.3.

"Commitment" means, for each Lender, the sum of such Lender's Revolving Commitment and Delayed Draw Term Loan Commitment.

"Commitment Fee" is defined in Section 2.5.1.

"Compliance Certificate" means a compliance certificate in substantially the form of Exhibit B.

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Consolidated Funded Indebtedness" means at any time the aggregate amount of the sum of Indebtedness as defined under clauses (i), (iv), (vii) and (viii) of the definition thereof and

Contingent Obligations with respect to such Indebtedness, all calculated on a consolidated basis in accordance with GAAP.

"Consolidated Indebtedness" means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

"Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

"Consolidated Net Worth" means at any time the consolidated stockholders' equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time, all as defined according to GAAP, but excluding accumulated other comprehensive income.

"Consolidated Total Capitalization" means at any time the sum of Consolidated Indebtedness and Consolidated Net Worth, each calculated at such time.

"Consolidated Total Leverage Ratio" means, as of any date of calculation, the ratio of (a) Consolidated Funded Indebtedness outstanding on such date to (b) Consolidated Total Capitalization.

"Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

"Conversion/Continuation Notice" is defined in Section 2.9.

"Corresponding Tenor" with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

"Covered Party" is defined in Section 9.17.

"Credit Extension" means a Borrowing.

"Current Extension Commitments" shall have the meaning set forth in Section 2.22(c).

"Daily Simple SOFR" means for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining "Daily Simple SOFR" for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

"Daily Simple SOFR Base Rate" means, for any day, an interest rate per annum equal to the greater of (a) SOFR for the day that is five Business Days prior to (i) if such day is a Business Day, such day or (ii) if such day is not a Business Day, the Business Day immediately preceding such day, and (b) zero; *provided* that if SOFR is not published on such Business Day due to a holiday or other circumstance that the Administrative Agent deems in its sole discretion to be temporary, the applicable SOFR rate shall be the SOFR rate last published prior to such Business Day. Any change in the Daily Simple SOFR Base Rate due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. For purposes of determining any interest rate hereunder or under any Loan Document which is based on the Daily Simple SOFR Base Rate, such interest rate shall change as and when the Daily Simple SOFR Base Rate shall change.

"Daily Simple SOFR Borrowing" means a Borrowing that, except as otherwise provided in Section 2.11, bears interest at a rate based on the Daily Simple SOFR Rate.

"Daily Simple SOFR Loan" means a Loan that, except as otherwise provided in Section 2.11, bears interest at a rate based on the Daily Simple SOFR Base Rate.

"Daily Simple SOFR Rate" means for any day, a rate per annum equal to (a) the Adjusted Daily Simple SOFR Base Rate for such day *plus* (b) the Applicable Margin for such day, in each case changing when and as the Adjusted Daily Simple SOFR Base Rate or the Applicable Margin changes.

"Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

"Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

"Defaulting Lender" means, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days after the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days after the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (*provided*

that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; *provided* that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

"Delayed Draw Availability Period" means the period from and including the Closing Date to but excluding the earlier of (i) the Facility Termination Date and (ii) the Delayed Draw Term Loan Commitment Termination Date.

"Delayed Draw Term Lender" means, as of any date of determination, each Lender having a Delayed Draw Term Loan Commitment or that holds Delayed Draw Term Loans.

"Delayed Draw Term Loan Commitment" means as to any Delayed Draw Term Lender, the aggregate commitment of such Delayed Draw Term Lender to make Delayed Draw Term Loans, in an amount not exceeding the amount set forth on Schedule 1, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof. The aggregate amount of the Lenders' Delayed Draw Term Loan Commitments as of the Closing Date is $125,000,000.

"Delayed Draw Term Loan Commitment Termination Date" means November 15, 2023.

"Delayed Draw Term Loans" means the Loans extended by the Delayed Draw Term Lenders pursuant to the terms and conditions of Section 2.1.2 hereof.

"Departing Lender" means Wells Fargo Bank, National Association.

"Department" means, as applicable, the insurance regulatory authority in the State in which an Insurance Subsidiary is domiciled.

"Disqualified Capital Stock" means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition:

(a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests),

(b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Equity Interests), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards), or

(c) are or become convertible into or exchangeable for, automatically or at the option of any holder thereof, any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests,

in the case of each of clauses (a), (b) and (c), prior to the date that is 91 days after the Facility Termination Date at the time of issuance of such Equity Interests; *provided*, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into which such Equity Interests are convertible or for which such Equity Interests are exchangeable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of any Change in Control or any disposition occurring prior to the date that is 91 days after the Facility Termination Date at the time of issuance of such Equity Interests shall not constitute Disqualified Capital Stock if such Equity Interests provides that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to payment in full of the Obligations; *provided*, *further*, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Capital Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability.

"Dollar" and "$" mean the lawful currency of the United States of America.

"E-SIGN" means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

"Early Opt-in Election" means, if the then-current Benchmark is Term SOFR, the joint election by the Administrative Agent and the Borrower to trigger a fallback from Term SOFR to the Benchmark Replacement, and a notification by the Administrative Agent to each of the other parties hereto of such election and the proposed Benchmark Replacement.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Eligible Assignee" means (i) a Lender; (ii) an Approved Fund; (iii) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization; (iv) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv); or (v) the central bank of any country that is a member of the OECD; *provided, however*, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

"Environmental Laws" means any and all Laws, judicial decisions, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) personal injury or property damage relating to the release or discharge of hazardous materials, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

"Equity Interests" means all shares, interests or other equivalents, however designated, of or in a corporation, limited liability company, or partnership, whether or not voting, including but not limited to common stock, member interests, partnership interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the "minimum funding standard" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived;

(c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

"Erroneous Payment" is defined in Section 10.14(a).

"EU" means the European Union.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"Event of Default" is defined in Article VII.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 3.5(g) and (d) any withholding Taxes imposed under FATCA.

"Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

"Existing Credit Agreement" means the Amended and Restated Credit Agreement, dated as of November 7, 2019, by and among the Borrower, the lenders party thereto, and U.S. Bank, as administrative agent, as the same has been amended, restated, supplemented or otherwise modified prior to the Closing Date.

"Extended Termination Date" shall have the meaning set forth in Section 2.22(a).

“Extension” shall have the meaning set forth in Section 2.22(a).

“Extension Amendments” shall have the meaning set forth in Section 2.22(e).

“Extension Offer” shall have the meaning set forth in Section 2.22(a).

“Facility Termination Date” means April 28, 2028 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the greater of (a) zero and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (Prevailing Eastern Time) on such day on such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Screen Rate or the Adjusted Daily Simple SOFR Base Rate, as applicable.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, subject at all times to Section 9.8.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting

or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

"Holders of Secured Obligations" shall have the meaning set forth in the Security Agreement.

"Indebtedness" of a Person means, without duplication, such Person's (i) obligations for borrowed money (including the Obligations under this Agreement and the other Loan Documents), (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) obligations of such Person as an account party with respect to standby and commercial Letters of Credit, (viii) Contingent Obligations of such Person and (ix) any other obligation for borrowed money or other financial accommodation that in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

"Insurance Subsidiaries" means the Subsidiaries of the Borrower that are regulated insurance companies.

"Interest Period" means, with respect to a Term SOFR Borrowing, a period of one, three or six months (in each case, subject to the availability thereof) commencing on a Business Day selected by the Borrower pursuant to this Agreement and ending on the day that corresponds numerically to such date one, three or six months thereafter; provided that

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Facility Termination Date; and

(d) no tenor that has been removed from this definition pursuant to Section 3.3(b)(iv) may be available for selection by the Borrower.

"Intermediary" shall have the meaning set forth in the Securities Account Control Agreement.

"Investment" of a Person means (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; (b) Equity Interests, bonds, mutual funds, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; (c) any deposit accounts and certificates of deposit owned by such Person; and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

"Investment Policy" means that certain Statement of Investment Policy and Guidelines dated as of July 1, 2021 as in effect on the Closing Date and without giving effect to any amendments thereto.

"Law" means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

"Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. For the avoidance of doubt, the term "Lenders" excludes the Departing Lender.

"Lending Installation" means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or Affiliate of such Lender or the Administrative Agent listed on the signature pages hereof (in the case of the Administrative Agent) or on its Administrative Questionnaire (in the case of a Lender) or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

"Letter of Credit" or "letter of credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

"License" is defined in Section 5.20.

"Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

"Liquidity" means the sum of (a) unrestricted cash and Cash Equivalent Investments of the Borrower maintained in deposit or securities accounts in the United States (including the proceeds of any Qualified Equity Interests), plus (b) the Available Aggregate Revolving Commitment.

"Lloyd's Transaction" means (i) the formation of each of PRA, PRACCL Limited, Dale Syndicate Services Limited and Dale Partners Limited, (ii) the capital contribution by PRA to Lloyd's Syndicate 1729 in exchange for an ownership interest therein, and (iii) the startup costs to be contributed by the Borrower with respect thereto.

"Loan" means a Revolving Loan or a Delayed Draw Term Loan.

"Loan Documents" means this Agreement, any note or notes executed by the Borrower in connection with this Agreement and payable to a Lender, the Collateral Documents and any other document or agreement, now or in the future, executed by the Borrower for the benefit of the Administrative Agent or any Lender in connection with this Agreement.

"Material Adverse Effect" means a material adverse effect on (i) the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders under the Loan Documents.

"Material Indebtedness" means Indebtedness in an outstanding principal amount of $25,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

"Material Indebtedness Agreement" means any agreement under which any Material Indebtedness was created or is governed or that provides for the incurrence of Indebtedness in an amount that would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

"Maximum Rate" shall have the meaning set forth in Section 2.20.

"Minimum Extension Condition" shall have the meaning set forth in Section 2.22(d).

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any ERISA Affiliate is, or in the immediately preceding six years was, a party to which more than one employer is obligated to make contributions.

"NAIC" shall mean the National Association of Insurance Commissioners, or any successor organization.

"Non-Consenting Lender" means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 8.3(b) and (b) has been approved by the Required Lenders.

"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.

"NORCAL Demutualization Indebtedness" means Indebtedness incurred by NORCAL Insurance Company and evidenced by Contribution Certificates in that certain form delivered to the Administrative Agent on March 25, 2021, issued on or about May 5, 2021 to former members of NORCAL Mutual Insurance Company in connection with the Plan of Conversion of NORCAL Mutual Insurance Company dated as of February 18, 2020, as amended and restated February 10, 2021, in an aggregate outstanding principal amount not to exceed $350,000,000.

"Note" is defined in Section 2.13(d).

"Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents.

"OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control, and any successor thereto.

"Omnibus Reaffirmation" means the Omnibus Reaffirmation and Amendment Agreement, dated as of the Closing Date, made by the Borrower in favor of the Administrative Agent.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

"Outstanding Credit Exposure" means, as to any Lender at any time, the sum of (a) the aggregate principal amount of such Lender's Revolving Exposure outstanding at such time, *plus* (b) the aggregate principal amount of such Lender's Delayed Draw Term Loans outstanding at such time.

"Participant Register" is defined in Section 12.2.3.

"Participants" is defined in Section 12.2.1.

"PATRIOT Act" shall have the meaning set forth in Section 9.14.

“Payment Date” means the last Business Day of each calendar quarter or, if such day is not a Business Day, the immediately succeeding Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means any Acquisition made by the Borrower or any of its Subsidiaries, *provided* that, (a) as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition, (b) if the Acquisition is financed in whole or in part with funds advanced pursuant to this Agreement, such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is in the same line of business as the Borrower’s or a line of business incidental or reasonably related thereto, (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, and (e) the Borrower shall have furnished to the Administrative Agent a certificate demonstrating in reasonable detail pro forma compliance with the financial covenants contained in Section 6.19 for such period, in each case, calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA as to which the Borrower or any ERISA Affiliate may have any liability.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Prior Extension Commitments” shall have the meaning set forth in Section 2.22(c).

“Pro Rata Share” means, as the context may require, with respect to a Lender, a portion equal to a fraction (i) the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment, (ii) with respect to Revolving Loans, the numerator of which is such Revolving Lender’s Revolving Commitment and the denominator of which is the aggregate of all Revolving Commitments, and (iii) with respect to Delayed Draw Term Loans, the numerator of which is such Delayed Draw Term Lender’s Delayed Draw Term Loan Commitment and the denominator of which is the aggregate of all Delayed Draw Term Loan Commitments *provided, however*, if all of the Commitments are terminated pursuant to the terms of this

Agreement, then "Pro Rata Share" means the percentage obtained by dividing (a) such Lender's Outstanding Credit Exposure at such time by the Aggregate Outstanding Credit Exposure at such time, (b) with respect to Revolving Loans, such Revolving Lender's Revolving Exposure at such time by the aggregate of all Revolving Exposure at such time, and (c) with respect to Delayed Draw Term Loans, the principal amount of such Delayed Draw Term Lender's Delayed Draw Term Loans by the aggregate amount of all Delayed Draw Term Loans; and *provided, further*, that when a Defaulting Lender shall exist, "Pro Rata Share" shall be calculated disregarding any Defaulting Lender's Commitment. If the Commitments have terminated or expired and no Loans are outstanding, the Pro Rata Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

"Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

"PTE" means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

"Public Lender" is defined in Section 9.11(b).

"Purchasers" is defined in Section 12.3.1.

"Qualified Equity Interests" means any Equity Interests of any Person other than Disqualified Capital Stock.

"Quarterly Statement" means, as to any insurance company, a quarterly statutory financial statement of such insurance company required to be filed with the applicable Department, together with all exhibits and schedules filed therewith, prepared in conformity with SAP.

"QFC Credit Support" is defined in Section 9.17.

"Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

"Recipient" means (a) the Administrative Agent, and (b) any Lender, as applicable.

"Reference Time" with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 11:00 a.m. (Prevailing Eastern Time) on the day that is two Business Days before the date of such setting, and (2) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.

"Register" is defined in Section 12.3.4.

"Regulation D" means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

"Regulation U" means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

"Regulation W" means Regulation W of the Board as from time to time in effect and any successor regulation.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, members, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.

"Relevant Governmental Body" means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.

"Removal Effective Date" is defined in Section 10.6(b).

"Reports" is defined in Section 9.6.

"Required Lenders" means Lenders (including at least two non-affiliated Lenders at any time when there is more than one non-affiliated Lender) in the aggregate having greater than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding greater than 50% of the Aggregate Outstanding Credit Exposure. The Commitments and Outstanding Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

"Resignation Effective Date" is defined in Section 10.6(a).

"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Restricted Payment" means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any Equity Interest in the Borrower or any Subsidiary, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary thereof or any option, warrant or other right to acquire any such Equity Interest in the Borrower or any Subsidiary thereof.

"Revolving Commitment" means, for each Revolving Lender, the obligation, if any, of such Revolving Lender to make Revolving Loans to the Borrower, expressed as an amount representing the maximum possible aggregate amount of such Revolving Lender's Revolving Exposure. The initial amount of each Revolving Lender's Revolving Commitment is set forth on Schedule 1 as it may be modified as a result of any assignment that has become effective pursuant

to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof. As of the Closing Date, the aggregate amount of the Revolving Lenders' Revolving Commitments is $250,000,000.

"Revolving Exposure" means, with respect to any Revolving Lender at any time, the sum of the aggregate principal amount of such Revolving Lender's Revolving Loans outstanding at such time.

"Revolving Lender" means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

"Revolving Loan" means, with respect to a Revolving Lender, such Revolving Lender's loan made pursuant to its commitment to lend set forth in Section 2.1.1 (or any conversion or continuation thereof).

"S&P" means S&P Global Ratings, a division of S&P Global Inc.

"Sanctioned Country" means a country or territory that is the subject of Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People's Republic, the so-called Luhansk People's Republic, and the Kherson and Zaporizhzhia regions of Ukraine).

"Sanctioned Person" is defined in Section 5.21.

"Sanctions" means sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty's Treasury or other relevant sanctions authority.

"SAP" shall mean, as to any insurance company, the statutory accounting practices prescribed or permitted by the applicable Department.

"Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

"Screen" has the meaning provided in the definition of Term SOFR Screen Rate.

"Section" means a numbered section of this Agreement, unless another document is specifically referenced.

"Secured Borrowing Option" is defined in Section 2.1.3(a).

"Secured Obligations" shall have the meaning set forth in the Security Agreement.

"Securities Account Control Agreement" means that certain Notice to Securities Intermediary and Control Agreement entered into as of April 15, 2011 among the Borrower, as

Pledgor, the Administrative Agent, as Secured Party and the Intermediary, as amended, restated or otherwise modified from time to time.

"Security Agreement" means that certain Pledge and Security Agreement, dated as of April 15, 2011, between the Borrower and the Administrative Agent, for the benefit of the Administrative Agent and the Holders of Secured Obligations, as amended, restated or otherwise modified from time to time.

"Senior Notes" means those 5.30% Senior Notes due November 15, 2023 issued by the Borrower and as more fully described in the Borrower's most recently-filed 10-K prior to the Closing Date.

"SOFR" means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator's Website.

"SOFR Adjustment" means, with respect to the adjustment of any SOFR-based Benchmark, 0.10% (10 basis points).

"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"SOFR Administrator's Website" means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

"SOFR Borrowing" means, as the context may require, a Daily Simple SOFR Borrowing, or a Term SOFR Borrowing.

"SOFR Loan" means, as the context may require, a Daily Simple SOFR Loan or a Term SOFR Loan.

"SOFR Rate" means, as the context may require, the Daily Simple SOFR Rate, the Term SOFR Rate, or any other Benchmark based on or determined by reference to SOFR.

"Statutory Financial Statements" is defined in Section 5.4(ii).

"Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

"Subsidiary Indebtedness" means (a) a Subsidiary's obligations (other than to the Borrower or another Subsidiary) for borrowed money that are evidenced by bonds, debentures, notes or bank credit agreements, other than obligations in respect of advances from a Federal Home Loan Bank

or funding agreement backed note programs and (b) guarantees by a Subsidiary of obligations for borrowed money so evidenced of another Person (other than the Borrower or a Subsidiary).

"Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property that represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries taken as a whole or Property which is responsible for more than 10% of the Consolidated Net Income of the Borrower and its Subsidiaries taken as a whole, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

"Supported QFC" is defined in Section 9.17.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term SOFR" means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

"Term SOFR Administrator" means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).

"Term SOFR Administrator's Website" means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.

"Term SOFR Borrowing" means a Borrowing that, except as otherwise provided in Section 2.11, bears interest at the applicable Term SOFR Rate.

"Term SOFR Loan" means a Loan that, except as otherwise provided in Section 2.11, bears interest at the applicable Term SOFR Rate other than pursuant to clause (d) of the definition of Alternate Base Rate.

"Term SOFR Rate" means, for the relevant Interest Period, the sum of (a) the Adjusted Term SOFR Screen Rate applicable to such Interest Period, plus (b) the Applicable Margin.

"Term SOFR Screen Rate" means, for the relevant Interest Period, the Term SOFR rate quoted by the Administrative Agent from the Term SOFR Administrator's Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time) (the "Screen") for such Interest Period, which shall be the Term SOFR rate published two Business Days before the first day of such Interest Period (such Business Day, the "Determination Date"). If as of 5:00 p.m. (Prevailing Eastern Time) on any Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such

rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date.

"Ticking Fee" is defined in Section 2.5.2.

"Ticking Fee Accrual Period" is defined in Section 2.5.2.

"Transferee" is defined in Section 12.4.

"Type" means, with respect to any Borrowing, its nature as a Base Rate Borrowing, a Daily Simple SOFR Borrowing or a Term SOFR Borrowing and with respect to any Loan, its nature as a Base Rate Loan, a Daily Simple SOFR Loan or a Term SOFR Loan.

"U.S. Bank" means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.

"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

"U.S. Special Resolution Regimes" is defined in Section 9.17.

"U.S. Tax Compliance Certificate" is defined in Section 3.5(g)(ii)(B)(3).

"UETA" means the Uniform Electronic Transactions Act as in effect in the State of Delaware as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

"Unsecured Borrowing Option" is defined in Section 2.1.3(a).

"Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary of which 100% of the beneficial ownership interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests shall at the time be so owned or controlled.

"Withholding Agent" means the Borrower and the Administrative Agent.

"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

1.2 Loan Classes. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Term SOFR Loan") or by Class and Type (e.g., a "Term SOFR Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Term SOFR Borrowing") or by Class and Type (e.g., a "Term SOFR Revolving Borrowing").

1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the words "to" and "until" mean "to but excluding."

1.4 Other Definitional Terms; Interpretative Provisions. The words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision. References to Sections, Articles, Exhibits, and Schedules are to this Agreement unless otherwise expressly provided. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The terms "shall" and "will" have the same meaning as the term "must." Unless the context otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or." All covenants, terms, definitions or other provisions incorporated by reference to other agreements are incorporated into this Agreement as if fully set forth herein, and such incorporation includes all necessary definitions and related provisions from such other agreements, but includes only amendments thereto agreed to by the Lenders, and survives any termination of such other agreements until the Obligations are irrevocably paid in full (other than inchoate indemnity obligations), and the Commitments are terminated. Any reference to any Law includes all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and, unless otherwise specified, refers to such Law as amended, modified, supplemented, replaced, or succeeded from time to time. References to any document, instrument or agreement (a) include all exhibits, schedules and other attachments thereto, (b) include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or

otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.

1.5 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.6 SOFR Notification. The interest rate on Term SOFR Borrowings and Daily Simple SOFR Borrowings is determined by reference to the Adjusted Term SOFR Screen Rate and Adjusted Daily Simple SOFR Base Rate, respectively, which are derived from Term SOFR and SOFR, respectively. Section 3.3(b) provides a mechanism for (a) determining an alternative rate of interest if a Benchmark is no longer available or in the other circumstances set forth in Section 3.3(b), and (b) modifying this Agreement to give effect to such alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Term SOFR or SOFR or other rates in the definition of "Term SOFR Rate" and "Daily Simple SOFR Rate", as applicable, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.3(b), will have the same value as, or be economically equivalent to, the replaced Benchmark. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, SOFR, Term SOFR, the Term SOFR Rate, Daily Simple SOFR, the Daily Simple SOFR Rate and any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, SOFR, the Term SOFR Rate, Term SOFR, the Daily Simple SOFR Rate, Daily Simple SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE CREDITS

2.1 Revolving Commitment; Delayed Draw Term Loans; Unsecured Borrowing Option; Secured Borrowing Option.

2.1.1 Revolving Commitment. From and including the Closing Date and prior to the Facility Termination Date, each Revolving Lender severally agrees, on the terms and

conditions set forth in this Agreement, to make Revolving Loans to the Borrower in Dollars, *provided* that, after giving effect to the making of each such Loan, (i) the amount of such Revolving Lender's Revolving Exposure shall not exceed its Revolving Commitment and (ii) at such time the aggregate outstanding Revolving Exposure shall not exceed the aggregate Revolving Commitments. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow the Revolving Loans at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date.

2.1.2 Delayed Draw Term Loans. Subject to the terms and conditions set forth herein (including, without limitation, the proviso set forth in this paragraph), each Delayed Draw Term Lender (severally and not jointly) agrees to make Delayed Draw Term Loans to the Borrower in Dollars, in a single draw on any date during the Delayed Draw Availability Period, in an aggregate outstanding principal amount not to exceed such Lender's Delayed Draw Term Loan Commitment; *provided*, that: (i) the obligation of the Delayed Draw Term Lenders to make Delayed Draw Terms Loans shall be subject to receipt by the Administrative Agent from the Borrower of a certificate demonstrating in reasonable detail that on the proposed date of the Borrowing of such Delayed Draw Term Loans, (x) the proceeds of such Loans shall be used solely for the purpose of redeeming the Senior Notes, and (y) immediately before and after giving effect to such Delayed Draw Term Loans on a pro forma basis, (i) the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.19 and, (ii) no Default or Event of Default shall have occurred and be continuing. Amounts repaid in respect of the Delayed Draw Term Loans may not be reborrowed.

2.1.3 Unsecured Borrowing Option; Secured Borrowing Option.

(a) The Borrower may request Borrowings of Revolving Loans pursuant to either the secured borrowing option ("Secured Borrowing Option") or the unsecured borrowing option ("Unsecured Borrowing Option"). If the Borrowing of Revolving Loans requested by the Borrower is made choosing the Unsecured Borrowing Option, the Applicable Margin applicable to the Revolving Loans made pursuant to such Borrowing shall in the case of Term SOFR Borrowings be the Unsecured Term SOFR Rate as provided in the Pricing Schedule until the end of the applicable Interest Period, in the case of Daily Simple SOFR Borrowings be the Unsecured Daily Simple SOFR Rate as provided in the Pricing Schedule until the end of the applicable Interest Period, and in the case of a Base Rate Borrowing shall be the Unsecured Base Rate until the Revolving Loans made pursuant to such Borrowing have been repaid. Once a Borrowing of Revolving Loans is made pursuant to the Secured Borrowing Option or the Unsecured Borrowing Option, such Borrowing shall remain subject to such option until such time as such Borrowing is repaid in full. If the Borrower requests Borrowings of Revolving Loans pursuant to the Secured Borrowing Option, the Applicable Margins with respect to the Loans made pursuant to such Borrowing shall in the case of Term SOFR Borrowings be the Secured Term SOFR Rate as provided in the Pricing Schedule until the end of the applicable Interest Period, in the case of Daily Simple SOFR Borrowings be the Secured Daily Simple SOFR Rate as provided in the Pricing Schedule until the end of the applicable Interest Period, and in the

case of Base Rate Borrowings shall be the Secured Base Rate as provided in the Pricing Schedule.

(b) Before the Borrower may deliver a Borrowing Notice requesting a Borrowing pursuant to the Secured Borrowing Option, the Borrower shall have delivered Collateral to the account subject to the Securities Account Control Agreement in a manner satisfactory to the Administrative Agent, the Administrative Agent shall have a valid, perfected, first priority Lien with respect to such Collateral as contemplated by the Security Agreement and the Securities Account Control Agreement, and the Administrative Agent shall have received a satisfactory Borrowing Base Certificate, dated as of a recent date, with respect to such Collateral. Such Collateral shall be discounted by the applicable advance rate percentages prescribed below, and the aggregate value of such Collateral, as discounted by the below advance rate percentages, shall be the "Borrowing Base". The Borrowing Base at any time shall be determined by reference to the most recent certificate, signed and certified as accurate and complete by an Authorized Officer of the Borrower, in substantially the form of Exhibit I, or another form which is acceptable to the Administrative Agent (the "Borrowing Base Certificate"). As more fully set forth in clause (d) of this Section 2.1.3, at no time shall the portion of the Aggregate Outstanding Credit Exposure attributable to Borrowings made pursuant to the Secured Borrowing Option exceed the value of the Borrowing Base; provided that the Borrower shall deliver the Borrowing Base Certificate to the Administrative Agent and each Lender within five (5) days of the end of each calendar month during the period in which Loans made pursuant to the Secured Borrowing Option remain outstanding. Calculation of the valuations of the assets comprising the Collateral for purposes of each Borrowing Base Certificate shall be based upon the lower of cost or fair market value with respect to such assets, in each case as reported in the most recently available public information with respect to such asset reported by Bloomberg or any successor thereof or such other publicly available source as the Administrative Agent shall approve in its sole discretion, which valuation shall be subject to confirmation by the Administrative Agent. If the Required Lenders shall object to any such valuation, they shall so notify the Administrative Agent and the Borrower and the Borrower shall obtain an additional valuation from another publicly available source approved by the Required Lenders.

Type of Collateral	**Advance Rate**
Cash	100%
U.S. Bank certificates of deposit and money market mutual funds Commercial Paper (A1 and P1 or better), excluding U.S. Bank Commercial Paper	100% 90%
U.S. government bills, notes and GSEs, including Agency MBS: • Maturity < 5 years • Maturity 5 – 10 years	 90% 85%

High Grade Corporate or Municipal Bonds (Rated BBB and Baa2 or better) • Maturity < 5 years • Maturity 5 – 10 years Ratings exclusive of any wrap	 80% 70%

(c) For the avoidance of doubt, Borrowings pursuant to the Unsecured Borrowing Option and the Secured Borrowing Option shall be permitted to be outstanding simultaneously. Each Borrowing of Revolving Loans hereunder shall consist of Loans made from the several Lenders ratably according to their Pro Rata Shares, regardless of whether such Borrowing is made pursuant to the Unsecured Borrowing Option or the Secured Borrowing Option.

(d) The amount of any Borrowing of Revolving Loans requested pursuant to the Secured Borrowing Option cannot exceed the value of the Borrowing Base available with respect to such Borrowing at such time, and at no time during the period that a Borrowing pursuant to the Secured Borrowing Option is outstanding shall the amount of such Borrowing exceed the value of the Borrowing Base. In the event and on such occasion that any portion of the Aggregate Outstanding Credit Exposure attributable to Borrowings made pursuant to the Secured Borrowing Option exceeds the value of the Borrowing Base, the Borrower shall, within three (3) days, either prepay the Revolving Loans in an aggregate amount equal to such excess or post additional Collateral of a value equal to the amount of such excess to the account subject to the Securities Account Control Agreement. In the event the Borrower permanently reduces the aggregate commitment in whole or in part pursuant to Section 2.7, any portion of such Aggregate Commitment attributable to Borrowings of Revolving Loans made pursuant to the Secured Borrowing Option may not be reduced below the value of the Borrowing Base for such Borrowings.

(e) Any payments with respect to Revolving Loans made hereunder prior to an Event of Default shall be applied to Revolving Loans made pursuant to the Unsecured Borrowing Option or the Secured Borrowing Option in the Borrower's discretion. After the exercise of remedies provided for in Section 8.1 (or after the Obligations have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(i)), any proceeds of the Collateral received by the Administrative Agent shall be applied first to payment of accrued and unpaid principal and interest on the Revolving Loans made pursuant to the Secured Borrowing Option ratably among the Lenders, and any remaining proceeds of the Collateral after repayment of such Revolving Loans in full shall be applied pursuant to Section 8.2. All other amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent pursuant to Section 8.2, with the understanding that with respect to principal and interest on Revolving Loans, such amounts shall be applied first to Loans made pursuant to the Unsecured Borrowing Option.

2.2 Required Payments; Termination. If at any time the amount of the aggregate Revolving Exposure exceeds the aggregate Revolving Commitment, the Borrower shall immediately make a payment on the Obligations sufficient to eliminate such excess. The

Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3 Ratable Loans; Types of Borrowings. Each Revolving Borrowing shall be made from the several Revolving Lenders ratably according to their Pro Rata Shares. The Revolving Borrowings may be Base Rate Borrowings, Daily Simple SOFR Borrowings or Term SOFR Borrowings, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9. Each Delayed Draw Term Loan Borrowing shall be made from the several Delayed Draw Term Lenders ratably according to their Delayed Draw Term Loan Commitment. The Delayed Draw Term Loan Borrowings may be Base Rate Borrowings, Daily Simple SOFR Borrowings or Term SOFR Borrowings, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.4 Increase Option. The Borrower may from time to time following the Closing Date elect to increase the Revolving Commitments in minimum increments of $5,000,000 (or such lower amount as the Borrower and the Administrative Agent agree upon), no more than two (2) times during the term of this Agreement, so long as, after giving effect thereto, the aggregate amount of such increases does not exceed $50,000,000. The Borrower may arrange for any such increase to be provided by one or more Revolving Lenders (each Lender so agreeing to an increase in its Revolving Commitment, an "Increasing Lender"), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an "Augmenting Lender"), to increase their existing Revolving Commitments or extend Revolving Commitments, as the case may be; *provided* that (i) each Augmenting Lender and each Increasing Lender shall be subject to the reasonable approval of the Borrower and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit F hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit G hereto. No consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Revolving Commitments pursuant to this Section 2.4. Increases and new Revolving Commitments created pursuant to this Section 2.4 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.2 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect for the Borrower dated such date and executed by an Authorized Officer of the Borrower and (B) the Borrower shall be in compliance (on a pro forma basis reasonably acceptable to the Administrative Agent) with the covenants contained in Section 6.19 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Closing Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Revolving Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender's portion of the outstanding Loans of all the Lenders to equal

its Pro Rata Share of such outstanding Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice signed by an Authorized Officer and delivered by the Borrower, in accordance with the requirements of Section 2.8). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term SOFR Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 3.4 if the deemed payment occurs other than on the last day of the related Interest Periods.

2.5 Commitment Fees and Ticking Fees.

2.5.1 The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender according to its Pro Rata Share a commitment fee (the "Commitment Fee") at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Revolving Commitment from the Closing Date to and including the Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Facility Termination Date.

2.5.2 The Borrower agrees to pay to the Administrative Agent for the account of each Delayed Draw Term Loan Lender according to its Pro Rata Share a ticking fee (the "Ticking Fee") at a per annum rate equal to the Applicable Fee Rate on the aggregate Delayed Draw Term Loan Commitment, accruing during the period from the Closing Date to but excluding the earlier of (i) the date that the Delayed Draw Term Loan is drawn and (ii) the last day of the Delayed Draw Availability Period (the "Ticking Fee Accrual Period"), earned and due and payable on the last day of the Ticking Fee Accrual Period.

2.6 Minimum Amount of Each Borrowing of Revolving Loans. Each Term SOFR Revolving Borrowing and each Daily Simple SOFR Revolving Borrowing shall be in the minimum amount of $10,000,000 and incremental amounts in integral multiples of $1,000,000, and each Base Rate Revolving Borrowing shall be in the minimum amount of $5,000,000 and incremental amounts in integral multiples of $1,000,000, *provided, however,* that any Base Rate Revolving Borrowing may be in the amount of the Available Aggregate Revolving Commitment.

2.7 Reductions in Aggregate Revolving Commitment; Optional Principal Payments.

(a) The Borrower may permanently reduce the aggregate Revolving Commitment in whole, or in part ratably among the Lenders in integral multiples of $10,000,000, upon at least three Business Days' written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, *provided, however,* that the amount of the aggregate Revolving Commitment may not be reduced below the Revolving Exposure. All accrued Commitment Fees and Ticking Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

(b) The Borrower may from time to time pay, without penalty or premium, all outstanding Base Rate Borrowings, or, in a minimum aggregate amount of $5,000,000, any

portion of the outstanding Base Rate Borrowings upon same day notice to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Term SOFR Borrowings or Daily Simple SOFR Borrowings, or, in a minimum aggregate amount of $10,000,000, any portion of the outstanding Term SOFR Borrowings or Daily Simple SOFR Borrowings upon three Business Days' prior written notice to the Administrative Agent.

2.8 Method of Selecting Types and Interest Periods for New Borrowings. The Borrower shall select the Type and Class of Borrowing and, in the case of each Term SOFR Borrowing, the Interest Period applicable thereto from time to time. Subject to Section 2.1.3(b), the Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit D (a "Borrowing Notice") not later than 10:00 a.m. (Prevailing Eastern Time) on the Borrowing Date of each Base Rate Borrowing, one (1) Business Day before the Borrowing Date for each Daily Simple SOFR Borrowing and three (3) Business Days before the Borrowing Date for each Term SOFR Borrowing, specifying:

(i) whether the Borrowing is of Revolving Loans or Delayed Draw Term Loans,

(ii) the Borrowing Date, which shall be a Business Day, of such Borrowing,

(iii) the aggregate amount of such Borrowing,

(iv) the Type of Borrowing selected,

(v) if a Borrowing of Revolving Loans, whether such Borrowing shall be made pursuant to the Unsecured Borrowing Option or the Secured Borrowing Option, and

(vi) in the case of each Term SOFR Borrowing, the Interest Period applicable thereto.

Not later than noon (Prevailing Eastern Time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent's aforesaid address.

2.9 Conversion and Continuation of Outstanding Borrowings; Maximum Number of Interest Periods. Base Rate Borrowings and Daily Simple SOFR Borrowings shall continue as Base Rate Borrowings and Daily Simple SOFR Borrowings, respectively, unless and until such Borrowings are converted pursuant to this Section 2.9 or are prepaid in accordance with Section 2.7. Each Term SOFR Borrowing shall continue as a Term SOFR Borrowing until the end of the then applicable Interest Period therefor, at which time such Term SOFR Borrowing shall be automatically converted into a Base Rate Borrowing unless (x) such Term SOFR Borrowing is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Administrative

Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Term SOFR Borrowing continue as a Term SOFR Borrowing for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Base Rate Borrowing into a Term SOFR Borrowing or a Daily Simple SOFR Borrowing, a Daily Simple SOFR Borrowing into a Term SOFR Borrowing or a Base Rate Borrowing, or a Term SOFR Borrowing into a Daily Simple SOFR Borrowing or a Base Rate Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Base Rate Borrowing into a Term SOFR Borrowing or a Daily Simple SOFR Borrowing, conversion of a Daily Simple SOFR Borrowing into a Term SOFR Borrowing or a Base Rate Borrowing, conversion of a Term SOFR Borrowing into a Daily Simple SOFR Borrowing or a Base Rate Borrowing or continuation of a Term SOFR Borrowing not later than 10:00 a.m. (Prevailing Eastern Time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i) the requested date, which shall be a Business Day, of such conversion or continuation,

(ii) the amount and Type of the Borrowing which is to be converted or continued, and

(iii) the amount of such Borrowing which is to be converted into or continued as a Term SOFR Borrowing and the duration of the Interest Period applicable thereto.

After giving effect to all Borrowings, all conversions of Borrowings from one Type to another and all continuations of Borrowings of the same Type, there shall be no more than ten Interest Periods in effect hereunder.

Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or roll over all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, interest on all "Eurocurrency Loans" outstanding immediately prior to the Closing Date shall continue to accrue and be paid based upon the "Eurocurrency Rate" applicable pursuant to the terms of this Agreement immediately prior to the Closing Date solely until the expiration of the current "Interest Period" (as defined in this Agreement immediately prior to the Closing Date and taking into account any grace periods or extensions of such "Interest Period" approved prior to the Closing Date) applicable thereto (at which time such Eurocurrency Loans may be reborrowed as or converted to Base Rate Loans, Daily Simple SOFR Loans or Term SOFR Loans in accordance with this Section 2.9); *provided, however,* that from and after the Closing Date, the Applicable Margin to be applied to any such Eurocurrency Loans shall be based on the Applicable Margin for Term SOFR Loans and Daily Simple SOFR Loans after the Closing Date.

2.10 Interest Rates. Each Base Rate Borrowing shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Borrowing is made or is

automatically converted from a Term SOFR Borrowing or a Daily Simple SOFR Borrowing into a Base Rate Borrowing pursuant to Section 2.9, to but excluding the date it becomes due or is converted into a Term SOFR Borrowing or a Daily Simple SOFR Borrowing pursuant to Section 2.9 hereof, at a rate per annum equal to the Base Rate for such day. Changes in the rate of interest on that portion of any Borrowing maintained as a Base Rate Borrowing will take effect simultaneously with each change in the Alternate Base Rate. Each Term SOFR Borrowing shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Term SOFR Borrowing based upon the Borrower's selections under Sections 2.8 and 2.9 and the Pricing Schedule. Each Daily Simple SOFR Borrowing shall bear interest on the outstanding principal amount thereof from the day such Daily Simple SOFR Borrowing is made to (but not including) the date it is paid at the interest rate determined by the Administrative Agent as applicable to such Daily Simple SOFR Borrowing based upon the Borrower's selections under Sections 2.8 and 2.9 and the Pricing Schedule. No Interest Period in respect of any Loan of any Class may end after the Facility Termination Date applicable to such Class.

2.11 Rates Applicable After Event of Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default or Event of Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Borrowing may be made as, converted into or continued as a Term SOFR Borrowing or a Daily Simple SOFR Borrowing. During the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) such Loans shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Base Rate Borrowing shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus 2% per annum, *provided* that, during the continuance of an Event of Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender. After an Event of Default has been cured or waived, the interest rate applicable to Borrowings shall revert to the rates applicable prior to the occurrence of an Event of Default.

2.12 Method of Payment; Repayment of Delayed Draw Term Loans.

(a) Each Borrowing shall be repaid and each payment of interest thereon shall be paid in the currency in which such Borrowing was made. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (Prevailing Eastern Time) on the date when due and shall (except as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any

Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with U.S. Bank for each payment of principal, interest and fees as it becomes due hereunder.

(b) The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Facility Termination Date. The Borrower hereby unconditionally promises to pay such amounts when due.

(c) The Borrower shall pay to the Administrative Agent, for the account of each Delayed Draw Term Lender, equal quarterly principal installments of each Delayed Draw Term Loan on each date set forth below (or, if such day is not a Business Day, on the immediately succeeding Business Day) in the aggregate principal amount set forth opposite such date:

Date	Amount
June 30, 2024	$1,562,500
September 30, 2024	$1,562,500
December 31, 2024	$1,562,500
March 31, 2025	$1,562,500
June 30, 2025	$1,562,500
September 30, 2025	$1,562,500
December 31, 2025	$1,562,500
March 31, 2026	$1,562,500
June 30, 2026	$3,125,000
September 30, 2026	$3,125,000
December 31, 2026	$3,125,000
March 31, 2027	$3,125,000
June 30, 2027	$3,125,000
September 30, 2027	$3,125,000

December 31, 2027	$3,125,000
March 31, 2028	$3,125,000

The Borrower shall pay to the Administrative Agent for the account of each Delayed Draw Term Lender all unpaid Delayed Draw Term Loans on the Facility Termination Date. The Borrower hereby unconditionally promises to pay such amounts when due.

2.13 Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be *prima facie* evidence of the existence and amounts of the Obligations therein recorded; *provided, however,* that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note representing its Loans substantially in the form of Exhibit E-1 or Exhibit E-2, as applicable (each a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender in a form supplied by the Administrative Agent. The Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (b) (i) and (ii) above.

2.14 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Borrowings, effect selections of Types of Borrowings and to transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation (which may include e-mail)

of each telephonic notice authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. The parties agree to prepare appropriate documentation to correct any such error within 10 days after discovery by any party to this Agreement.

2.15 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Borrowing and each Daily Simple SOFR Borrowing shall be payable on each Payment Date, commencing with the first such Payment Date to occur after the Closing Date, on the date of any prepayment of such Loan, whether by acceleration or otherwise, on the amount prepaid and on the Facility Termination Date. Interest accrued on each Term SOFR Borrowing shall be payable on the last day of its applicable Interest Period, on any date on which the Term SOFR Borrowing is prepaid, whether by acceleration or otherwise, and on the Facility Termination Date. Interest accrued on each Term SOFR Borrowing having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued pursuant to Section 2.11 shall be payable on demand. Interest on all Borrowings and fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest computed by reference to the Alternate Base Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. Interest shall be payable for the day a Borrowing is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (local time) at the place of payment. If any payment of principal of or interest on a Borrowing shall become due on a day (other than a Payment Date) which is not a Business Day, such payment shall be made on the next succeeding Business Day unless such succeeding Business Day falls in a new calendar month, in which case such interest or principal shall be payable on the immediately preceding Business Day.

2.16 Notification of Borrowings, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to Borrowing (other than a Base Rate Borrowing) promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17 Lending Installations. Each Lender may book its Borrowings at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.18 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds

of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19 Replacement of Lender. If any Lender requests compensation under Section 3.1, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5 and, in each case, such Lender has declined or is unable to designate a different Lending Installation in accordance with Section 3.6, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions in, and consents required by, Section 12.3), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or 3.5) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); *provided* that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.3.3;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.20 Limitation of Interest. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, "charges"), exceeds the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section 2.20 shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, has been received by such Lender.

2.21 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: *first*, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; *second*, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; *third*, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement; *fourth*, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; *fifth*, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as

a result of such Defaulting Lender's breach of its obligations under this Agreement; *sixth*, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Outstanding Credit Exposures of such Lenders to the Aggregate Outstanding Credit Exposures equals such ratio immediately prior to the Defaulting Lender's failure to fund any portion of any Loans; and *seventh*, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; *provided* that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Credit Extensions of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Credit Extensions of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any Commitment Fees or Ticking Fees for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; *provided* that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and *provided, further,* that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

2.22 Extensions of Commitments.

(a) The Borrower may from time to time, pursuant to the provisions of this Section 2.22, agree with one or more Lenders holding Commitments to extend the termination date, and otherwise modify the terms of such Commitments or any portion thereof (including, without limitation, by increasing the interest rate or fees payable in respect of such Commitments or any portion thereof) (each such modification, an "Extension") pursuant to one or more written offers (each, an "Extension Offer") made from time to time by the Borrower to all Lenders, in each case on a pro rata basis (based on their respective Pro Rata Shares) and on the same terms to each such Lender. In

connection with each Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the Lenders), no later than 30 days prior to the Facility Termination Date of the requested new termination date for the extended Commitments (each an "Extended Termination Date") and the due date for Lender responses. In connection with any Extension, each Lender wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. For the avoidance of doubt, the Commitments of any Lender so rejecting such Extension shall be terminated as of the Facility Termination Date, and all Obligations owing thereto shall be due and payable on the Facility Termination Date.

(b) Each Extension shall be subject to the following:

(i) no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;

(ii) except as to interest rates, fees and termination date, the Commitment of any Lender extended pursuant to any Extension shall have the same terms as the Commitments of the Lenders that did not agree to the Extension Offer;

(iii) the final termination date of the Commitments to be extended pursuant to an Extension shall be later than the final termination date of the Commitments of the Lenders that did not agree to the Extension Offer;

(iv) if the aggregate amount of Commitments in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate amount of Commitments offered to be extended by the Borrower pursuant to the relevant Extension Offer, then such Commitments shall be extended ratably up to such maximum amount based on the relative Commitments of the Lenders that accepted such Extension Offer;

(v) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the applicable Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(vi) any applicable Minimum Extension Condition shall be satisfied; and

(vii) no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 4.2 shall be satisfied (with all references in such Section to a request for a Loan being deemed to be references to the Extension on the applicable date of such Extension), and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an Authorized Officer of the Borrower.

(c) If at the time any Extension of Commitments (as so extended, "Current Extension Commitments") becomes effective, there will be Commitments or Loans attributable to a prior Extension that will remain outstanding (collectively, the "Prior Extension Commitments"), then, if the interest rate spread applicable to any such Current Extension Commitments exceeds the interest rate spread applicable to such Prior Extension Commitments by more than 0.25%, then the interest rate spread applicable to such Prior Extension Commitments shall be increased so that it equals the interest rate spread applicable to the Current Extension Commitments (calculated as provided above).

(d) The consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a "Minimum Extension Condition") that a minimum amount be agreed to by the Lenders subject to such Extension (to be determined in the Borrower's discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by the Administrative Agent). For the avoidance of doubt, it is understood and agreed that the provisions of Section 11.2 will not apply to Extensions of Commitments pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.22, including to any payment of interest or fees in respect of any Commitments or Loans that have been extended or made pursuant to an Extension at a rate or rates different from those paid or payable in respect of Commitments or Loans of Lenders that did not extend their Commitments, in each case as is set forth in the relevant Extension Offer.

(e) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, "Extension Amendments") to this Agreement and the other Loan Documents as may be necessary in order to establish new classes of Commitments and Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.22. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.22 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrower in accordance with any instructions received from such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; *provided, however*, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extension, the Borrower and any Subsidiary shall execute such agreements, confirmations or other documentation as the Administrative Agent shall reasonably request to accomplish the purposes of this Section 2.22.

(f) In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten Business Days' (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.22.

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Term SOFR Rate or the Daily Simple SOFR Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender's holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

3.2 Certificates for Reimbursement; Delay in Requests. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.1 and delivered to the Borrower, shall be conclusive

absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to Section 3.1 shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to Section 3.1 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.3 Availability of Types of Borrowings; Adequacy of Interest Rate.

(a) Availability of SOFR Borrowings. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, but subject to Section 3.3(b), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent that the Required Lenders have determined, that:

(i) for any reason in connection with any request for a SOFR Borrowing or a conversion or continuation thereof that the applicable Benchmark for any requested Interest Period with respect to a proposed SOFR Borrowing does not adequately and fairly reflect the cost to such Lenders of the funding such Loans, or

(ii) the interest rate applicable to any SOFR Borrowings for any requested Interest Period is not ascertainable or available (including, without limitation, because the applicable Screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent,

then the Administrative Agent shall suspend the availability of the affected SOFR Borrowings and require any affected SOFR Borrowings to be repaid or converted to Base Rate Borrowings (at the end of the current Interest Period applicable thereto in the case of Term SOFR Borrowings, if not repaid prior to the end of such Interest Period), subject to the payment of any funding indemnification amounts required by Section 3.4.

(b) Benchmark Replacement.

(i) Benchmark Transition Event; Early Opt-in Election. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Prevailing Eastern Time) on the fifth Business Day after the date notice of such

Benchmark Replacement is provided by the Administrative Agent to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Screen Rate or Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon notice to the Borrower by the Administrative Agent in accordance with Section 13.1 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 3.3(b), the Borrower may revoke any request for a SOFR Borrowing (or a Borrowing utilizing the then-current Benchmark), or any request for the conversion or continuation of a SOFR Borrowing (or a Borrowing utilizing the then-current Benchmark) to be made, converted or continued during any Benchmark Unavailability Period at the end of the applicable Interest Period, and, failing that, the Borrower will be deemed to have converted any such request at the end of the applicable Interest Period into a request for a Base Rate Borrowing or conversion to a Base Rate Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

3.4 Funding Indemnification. If

(a) any payment of a Term SOFR Borrowing occurs on a date that is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise;

(b) a Term SOFR Borrowing is not made on the date specified by the Borrower for any reason other than default by the Lenders;

(c) a Term SOFR Borrowing is converted other than on the last day of the Interest Period applicable thereto;

(d) the Borrower fails to borrow, convert, continue or prepay a Term SOFR Borrowing on the date specified in any notice delivered pursuant hereto; or

(e) a Term SOFR Borrowing is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19;

then the Borrower shall indemnify each Lender for such Lender's costs, expenses and Interest Differential (as determined by such Lender) incurred as a result of such prepayment. The term "Interest Differential" means the greater of zero and the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from like investments as of the first day of the Interest Period) had prepayment not occurred and the interest such Lender will actually earn (from like investments as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term duration of any Interest Period, the Borrower agrees that the Interest Differential shall not be discounted to its present value.

The Borrower hereby acknowledges that the Borrower shall be required to pay Interest Differential with respect to any portion of the principal balance accelerated or paid before the end of the Interest Period for such Term SOFR Borrowing, whether voluntarily, involuntarily, or

otherwise, including without limitation any principal payment required upon maturity when the Borrower has elected an Interest Period that extends beyond the scheduled maturity date of such Loan and any principal payment required following default, demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation, application of insurance proceeds, or otherwise. Such Interest Differential shall at all times be an Obligation as well as an undertaking by the Borrower to the Lenders whether arising out of a voluntary or mandatory prepayment.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.4 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

3.5 Taxes.

(a) Defined Terms. For purposes of this Section 3.5, the term "Applicable Law" includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment, then the Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 12.2.3 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate51mount the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.5(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.5, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(g)(ii)(A), (B) and (D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter

upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as is requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code ("a U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or J-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; *provided* that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as is requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 3.5(g)(ii)(D), "FATCA" includes any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.5(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.5(h), in no event will the indemnified party be required to

pay any amount to an indemnifying party pursuant to this Section 3.5(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.5(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party's obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.6 Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Term SOFR Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Term SOFR Borrowings under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Term SOFR Loan shall be calculated as though each Lender funded its Term SOFR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Term SOFR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Loans whose interest is determined by reference to a SOFR Rate, or to determine or charge interest rates based upon a SOFR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue such SOFR Borrowings or to convert Base Rate Borrowings to SOFR Borrowings shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Borrowings the interest rate on which is determined by reference to a SOFR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such

Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert each SOFR Loan of such Lender to a Base Rate Loan (the interest rate on which Base Rate Loan shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR Rate component of the Base Rate), on the Payment Date therefor in the case of a Daily Simple SOFR Loan, or on the last day of the Interest Period therefor, if such Lender can lawfully continue to maintain such SOFR Loan to such day, or immediately, if such Lender cannot lawfully continue to maintain such SOFR Loan, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon a SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon such SOFR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.4.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Closing Date. The Closing Date shall not occur hereunder unless each of the following conditions is satisfied:

(a) The Administrative Agent shall have received executed counterparts of each of this Agreement, the Security Agreement and the Securities Account Control Agreement.

(b) The Administrative Agent shall have received a certificate, signed by the chief financial officer of the Borrower, stating that on the Closing Date (1) no Default or Event of Default has occurred and is continuing and (2) the representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(c) The Administrative Agent shall have received a written opinion of the Borrower's counsel (which may include local counsel and in-house counsel), in form and substance acceptable to the Administrative Agent, addressed to the Lenders, substantially covering the opinions reasonably required by the Administrative Agent.

(d) The Administrative Agent shall have received any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(e) The Administrative Agent shall have received such documents and certificates relating to the organization, existence and good standing of the Borrower, the authorization of the transactions contemplated hereby and any other legal matters relating

to the Borrower, the Loan Documents or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit H.

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g) There shall not have occurred a material adverse change (x) in the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, since December 31, 2022 or (y) in the facts and information regarding such entities as represented by such entities to date.

(h) The Administrative Agent shall have received all governmental, equity holder and third party consents and approvals necessary in connection with the contemplated financing and all applicable waiting periods shall have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent or impose any material adverse conditions on the Borrower and its Subsidiaries, taken as a whole, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect.

(i) No action, suit, investigation or proceeding is pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to result in a Material Adverse Effect.

(j) The Administrative Agent shall have received: (i) such information as the Administrative Agent may reasonably request to confirm the tax, legal, and business assumptions made in such pro forma financial statements, (ii) unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2022, and (iii) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022.

(k) The Administrative Agent shall have received the results of a recent lien search in the jurisdiction in which the Borrower is organized, and such search shall reveal no liens on any of the assets of the Borrower except for liens permitted by Section 6.16 or discharged on or prior to the Closing Date pursuant to a payoff letter or other documentation satisfactory to the Administrative Agent.

(l) At least five days prior to the Closing Date, if the Borrower qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, the Borrower must deliver a Beneficial Ownership Certification in relation to Borrower.

(m) Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under Applicable Law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create in favor

of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral, prior and superior in right to any other Person (other than with respect to Permitted Liens) shall be in proper form for filing, registration or recordation.

(n) The Administrative Agent shall have received such other agreements, documents, instruments and certificates relating to the Borrower, the Loan Documents or the transactions contemplated hereby as are reasonably requested by the Administrative Agent and its counsel, in form and substance reasonably satisfactory to the Administrative Agent.

4.2 Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable Borrowing Date:

(a) There exists no Default or Event of Default, nor would a Default or Event of Default result from such Credit Extension.

(b) The representations and warranties in Article V are (i) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all respects on and as of such earlier date and (ii) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date, and excluding, after the Closing Date, the representation and warranty set forth in Section 5.10(b).

(c) With respect to any Borrowing of Delayed Draw Term Loans, the Administrative Agent has received a Compliance Certificate dated as of the date of such Borrowing demonstrating that immediately before and after giving effect to such Borrowing on a pro forma basis, the Borrower is in pro forma compliance with the financial covenants set forth in Section 6.19.

(d) With respect to any Borrowing pursuant to the Secured Borrowing Option, the conditions set forth in Section 2.1.3 with respect to Borrowings pursuant to the Secured Borrowing Option have been met.

Each Borrowing Notice with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1 Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted. Each of the Insurance Subsidiaries is duly licensed as an insurer under the insurance laws and regulations of its state of domicile; and each of the Insurance Subsidiaries has filed with the appropriate insurance regulatory authorities all reports, documents and other information required to be filed under the applicable state insurance laws, respectively, except as to filings the failure of which to make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.2 Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, by-laws, or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4 Financial Statements. (i) The most recent audited consolidated financial statements of the Borrower and its Subsidiaries, and their unaudited quarterly consolidated financial statements delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

(ii) The most recent Annual Statement and Annual Audited Financial Report, and each of the Quarterly Statements (if any) since the most recent Annual Statement, of each of the Insurance Subsidiaries including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities, in each case as filed with the appropriate Department and delivered to each Lender (collectively, the "Statutory Financial Statements"), have been prepared in accordance with SAP applied on a consistent basis. Each such Statutory Financial Statement was in compliance in all material respects with applicable law when filed. The Statutory Financial Statements fairly present the financial condition, the results of operations, changes in equity and changes in financial position of each of the Insurance Subsidiaries as of and for the respective dates and periods indicated therein in accordance with SAP applied on a consistent basis. Except for liabilities and obligations, including, without limitation, reserves, policy and contract claims and statutory liabilities (all of which have been computed in accordance with SAP), disclosed or provided for in the Statutory Financial Statements, each of the Insurance Subsidiaries did not have, as of the respective dates of each of such financial statements any liabilities or obligations (whether absolute or contingent and whether due or to become due) which, in conformity with SAP, applied on a consistent basis, would have been required to be or should be disclosed or provided for in such financial statements.

5.5 Material Adverse Change. Since the date of the most recent audited financial statements delivered to the Administrative Agent there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6 Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed by them and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8 Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or

other Subsidiaries. Schedule 5.8 also contains an accurate list of all of the Insurance Subsidiaries as of the Closing Date. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9 ERISA. With respect to each Plan, the Borrower and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA. Neither the Borrower nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

5.10 Accuracy of Information.

(a) No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

(b) As of the Closing Date, the information included in any Beneficial Ownership Certification is true and correct in all respects.

5.11 Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

5.13 Compliance With Laws. The Borrower and its Subsidiaries are in compliance in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

5.14 Ownership of Properties. Except as set forth on Schedule 5.14, on the Closing Date, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries.

5.15 Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code, and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. The Borrower is not subject to any law, rule or regulation which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

5.16 Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17 Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

5.18 Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Property, liability insurance and environmental insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as is consistent with sound business practice.

5.19 No Default. No Default or Event of Default has occurred and is continuing.

5.20 Insurance Licenses. No license (including, without limitation, a license or certificate of authority from a Department or other Governmental Authority), permit or authorization to transact insurance or reinsurance business (a "License") held by any of the Insurance Subsidiaries, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation or any similar proceedings and, to the best knowledge of the Borrower, there is no sustainable basis for such a suspension or revocation and no such suspension or revocation is threatened by any Department or other Governmental Authority.

5.21 Anti-Corruption Laws; Sanctions. The Borrower, its Subsidiaries and their respective directors, officers, and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries are in compliance with Anti-Corruption Laws and all applicable Sanctions in all material respects. The Borrower and its Subsidiaries have implemented and

maintain in effect policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions. None of the Borrower, any of its Subsidiaries or any director, officer, employee, agent, or affiliate of the Borrower or any of its Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (a) the target of any Sanctions or (b) located, organized or resident in a Sanctioned Country (each, a "Sanctioned Person").

5.22 Affected Financial Institution. The Borrower is not an Affected Financial Institution.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:

(i) Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audit report, with no going concern modifier, certified by independent certified public accountants acceptable to the Required Lenders in the exercise of their commercially reasonable judgment, prepared in accordance with GAAP on a consolidated for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants.

(ii) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Section 6.19) and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter.

(iii) As soon as available, but in any event within sixty (60) days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower for such fiscal year

(iv) Together with the financial statements required under Sections 6.1(i) and (ii), a Compliance Certificate signed by its chief financial officer showing the calculations necessary to determine compliance with this

Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

(v) As soon as possible, but in any event within sixty (60) days after the end of each calendar year, a copy of the Annual Statement of each Insurance Subsidiary (other than Eastern Re Ltd., SPC and Inova Re Ltd., SPC) for such year prepared in accordance with SAP.

(vi) As soon as possible, but in any event within one hundred and eighty (180) days after the end of each calendar year, a copy of the Annual Audited Financial Report of each Insurance Subsidiary (other than Eastern Re Ltd., SPC and Inova Re Ltd., SPC) for such year prepared in accordance with SAP; *provided*, that with respect to each of Eastern Re Ltd., SPC and Inova Re Ltd., SPC the Borrower shall provide annual audits when available.

(vii) As soon as possible, but in any event within forty-five (45) days after the end of each calendar quarter, a copy of the Quarterly Statement of each Insurance Subsidiary (other than Eastern Re Ltd., SPC and Inova Re Ltd., SPC) for such quarter prepared in accordance with SAP; *provided*, that with respect to each of Eastern Re Ltd., SPC and Inova Re Ltd., SPC, the Borrower shall provide quarterly consolidation statements when available.

(viii) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(ix) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(x) Within ten (10) Business Days of such notice, notice of actual suspension, termination or revocation of any License or material restriction thereon of any Insurance Subsidiary by any Department or other Governmental Authority that can reasonable be expected to have a Material Adverse Effect.

(xi) Within ten (10) Business Days of such notice, notice of any pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Department or other Governmental Authority concerning the business, practices or operations of any Insurance Subsidiary including any agent or managing general agent thereof, which could reasonably be expected to have a Material Adverse Effect.

(xii) Promptly, upon knowledge of the Borrower, notice of any actual material changes in any Applicable Insurance Code which could reasonably be expected to have a Material Adverse Effect.

(xiii) Promptly, and in any event within ten (10) days of receipt, any revenue agent's reports or statutory notices of deficiency related to the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(xiv) [Reserved].

(xv) Such other information (including non-financial information and environmental reports) as the Administrative Agent or any Lender may from time to time reasonably request, including information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable "know your customer" requirements under the PATRIOT Act or other applicable anti-money laundering laws.

If any information which is required to be furnished to the Lenders under this Section 6.1 is required by Applicable Law to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders within two (2) Business Days of such earlier date.

Any financial statement, report or proxy required to be furnished pursuant to Section 6.1(i), Section 6.1(ii), Section 6.1(viii) or Section 6.1(ix) shall be deemed to have been furnished on the date on which the Lenders receive notice that the Borrower has filed such financial statement with the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge; provided that the Borrower shall give notice of any such filing to the Administrative Agent (who shall then give notice of any such filing to the Lenders). Notwithstanding the foregoing, the Borrower shall deliver paper copies of any such financial statement to the Administrative Agent if the Administrative Agent requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

6.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Revolving Borrowings for working capital, capital expenditures, share repurchases and other lawful corporate purposes, including, without limitation, to make payments to refinance Indebtedness existing on the Closing Date. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Delayed Draw Term Loan Borrowing solely to redeem the Senior Notes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Borrowings to purchase or carry any "margin stock" (as defined in Regulation U). The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b)(i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Administrative Agent, Arranger, Lender underwriter, advisor, investor, or otherwise).

6.3 Notice of Material Events. The Borrower will, and will cause each Subsidiary to, give notice in writing to the Administrative Agent and each Lender, promptly and in any event within three (3) days after an officer of the Borrower obtains knowledge thereof, of the occurrence of any of the following:

(i) any Default or Event of Default;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including pursuant to any applicable Environmental Laws) against or affecting the Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(iii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(iv) any material change in accounting policies of, or financial reporting practices by, the Borrower or any Subsidiary;

(v) any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification;

(vi) with respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard;

(vii) any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect; and

(viii) the occurrence of any development or event that triggers a requirement that the Borrower and/or PRA Professional Liability Group, Inc. guarantee any NORCAL Demutualization Indebtedness.

Each notice delivered under this Section shall be accompanied by a statement of an officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.4 Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5 Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP.

6.6 Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7 Compliance with Laws and Material Contractual Obligations. The Borrower will, and will cause each Subsidiary to, (i) comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, Anti-Corruption Laws and applicable Sanctions and (ii) perform in all material respects its obligations under material agreements to which it is a party. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower will not use or allow any tenants or subtenants to use, or permit any Subsidiary to use or allow any tenants or subtenants to use, its Property for any business activity that violates any applicable federal or state law or that supports a business that violates any federal or state law.

6.8 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9 Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate.

6.10 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.11 Subsidiary Indebtedness. The Borrower will not permit any Subsidiary to create, incur or suffer to exist any Indebtedness other than (a) the NORCAL Demutualization Indebtedness and (b) Subsidiary Indebtedness, provided that the aggregate amount of such Subsidiary Indebtedness, excluding the NORCAL Demutualization Indebtedness, does not exceed $30,000,000 at any time outstanding.

6.12 Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary and so long as no Default has occurred and is continuing or would occur after giving effect thereto and so long as after giving effect thereto, the Borrower shall be in pro forma compliance with the requirements of this Agreement, the Borrower and its Subsidiaries may make an Acquisition, through merger, consolidation, or purchase of all or substantially all of the assets or capital stock of a Person provided in the case of any such merger or consolidation of the Borrower, the Borrower shall be the surviving entity.

6.13 Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

(i) Sales of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business.

(ii) The sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment; and

(iii) Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

6.14 Investments. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments, except:

(i) Cash Equivalent Investments.

(ii) Investments constituting Permitted Acquisitions.

(iii) Travel advances to management personnel and employees in the ordinary course of business.

(iv) With respect to the Borrower or any Insurance Subsidiary, Investments in compliance with the Investment Policy and, in the case of an Insurance Subsidiary, also either in compliance with the Applicable Insurance Code of such Insurance Subsidiary or with the approval of the applicable Department.

(v) The Lloyd's Transaction.

(vi) Other Investments, provided that the aggregate amount of such other Investments does not exceed $50,000,000 at any time outstanding (provided that nothing herein shall prohibit or limit any investment made in compliance with the Borrower's Investment Policy).

6.15 Acquisitions. The Borrower will not, nor will it permit any Subsidiary, to make any Acquisition other than a Permitted Acquisition.

6.16 Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(v) Liens arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution.

(vi) Liens existing on the Closing Date and described in Schedule 6.16.

(vii) Liens on Property acquired in a Permitted Acquisition, *provided* that such Liens extend only to the Property so acquired and were not created in contemplation of such acquisition.

(viii) Liens consisting of deposits made by any Insurance Subsidiary with the applicable Department or other statutory Liens or Liens or claims imposed or required by applicable insurance Law against the assets of such Insurance Subsidiary, in each case in favor of all policyholders of such Insurance Subsidiary and in the ordinary course of such Insurance Subsidiary's business.

(ix) Liens securing advances from a Federal Home Loan Bank.

(x) Liens created pursuant to any Loan Document.

(xi) [Reserved].

(xii) Liens in favor of Lloyd's restricting the use or withdrawal of PRA's funds held by Lloyd's.

(xiii) other Liens securing Indebtedness, *provided* that the aggregate amount of Indebtedness secured by Liens described in this clause (xiii) at any time does not exceed $75,000,000 at any time outstanding.

6.17 Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.18 Restricted Payments. The Borrower will not, nor will it permit any Subsidiary to, make any Restricted Payment, except that (i) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary, and (ii) the Borrower may declare and pay dividends on its capital stock provided that no Default or Event of Default shall exist before or after giving effect to such dividends or be created as a result thereof.

6.19 Financial Covenants.

6.19.1 Consolidated Total Leverage Ratio. The Borrower will not permit the Consolidated Total Leverage Ratio, determined as of the end of each of its fiscal quarters, to be greater than 0.35 to 1.0.

6.19.2 Minimum Net Worth. The Borrower will at all times maintain Consolidated Net Worth of not less than $911,706,250.

6.19.3 Minimum Liquidity. The Borrower will at all times maintain Liquidity in an amount greater than or equal to $25,000,000.

6.20 Other Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement containing any provision which (a) would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith, (b) other than as required by Lloyd's in support of the Lloyd's Transaction, prohibits or restricts the creation or assumption of any Lien (other than Liens permitted by Section 6.16) upon its properties, revenues or assets (whether now owned or hereafter acquired) as security for the Obligations hereunder, (c) prohibits or restricts the ability of any of its Subsidiaries to make dividends or advances or payments to the Borrower, or (d) constitutes an agreement to a limitation or restriction of the type described in clauses (a) through (c) with respect to any other Indebtedness.

6.21 Ownership of Insurance Subsidiaries. The Borrower will not cease to own, directly or indirectly, free and clear of all Liens, 100% of the outstanding shares of voting stock of the Insurance Subsidiaries owned, directly or indirectly, by the Borrower as of the Closing Date.

6.22 OFAC, PATRIOT Act Compliance. The Borrower shall, and shall cause each Subsidiary to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person or in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act and anti-money laundering laws and regulations.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute an Event of Default (each, an "Event of Default"):

7.1 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made or confirmed.

7.2 Nonpayment of (i) principal of any Loan when due or (ii) interest upon any Loan or of any Commitment Fee, Ticking Fee or other obligations under any of the Loan Documents within five (5) days after the same becomes due.

7.3 The breach by the Borrower of any of the terms or provisions of Section 6.3, 6.11, 6.12, 6.13, 6.15, 6.16, 6.17, 6.18, 6.19 or 6.21.

7.4 The breach by the Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 30 days after the Borrower becomes aware of any such breach.

7.5 (i) Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness, or (ii) the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition in this clause (ii) is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date, or (iii) any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof, or (iv) the Borrower or any of its Subsidiaries shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due.

7.6 The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7 Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9 The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10 An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

7.11 Nonpayment by the Borrower or any Subsidiary of any obligation under a Rate Management Transaction when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of "Rate Management Transactions," whether or not any Lender or Affiliate of a Lender is a party thereto.

7.12 Any Change in Control shall occur.

7.13 The occurrence of any "default", as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.14 Any Loan Document shall fail to remain in full force or effect.

7.15 Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Borrower shall fail to comply with any of the terms or provisions of any Collateral Document to which it is a party.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Acceleration; Remedies. (i) If any Event of Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(ii) Upon the occurrence and during the continuation of any other Event of Default, the Administrative Agent may, subject to the direction of the Required Lenders, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.

8.2 Application of Funds. Subject to Section 2.1.3, after the exercise of remedies provided for in Section 8.1 (or after the Obligations have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(i)), any amounts received by the

Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

8.2.1 First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

8.2.2 Second, to payment of fees, indemnities and other amounts (other than principal, interest, Commitment Fees and Ticking Fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders as required by Section 9.6 and amounts payable under Article III);

8.2.3 Third, to payment of accrued and unpaid Commitment Fees, Ticking Fees and interest on the Loans ratably among the Lenders in proportion to the respective amounts described in this Section 8.2.3 payable to them;

8.2.4 Fourth, to payment of the unpaid principal of the Loans ratably among the Lenders in proportion to their Pro Rata Shares;

8.2.5 Fifth, to payment of all other Obligations ratably among the Lenders; and

8.2.6 Last, the balance, if any, to the Borrower or as otherwise required by Law.

Notwithstanding anything to the contrary set forth above, Obligations arising under Lender-Provided Swaps and Cash Management Services provided by a Lender or Affiliate of a Lender other than U.S. Bank or one of its Affiliates shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent requests, from the applicable Lender (or Affiliate of a Lender) in accordance with the definition of "Obligations." Each Affiliate of a Lender that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to Article X for itself and its Affiliates as if a "Lender" party hereto.

8.3 Amendments and Waivers.

(a) No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents will impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and any Credit Extension notwithstanding an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right. All remedies in the Loan Documents or afforded by Applicable Law shall be cumulative and all shall be available to the Administrative Agent and the Lenders until (a) the Obligations have been irrevocably paid and performed in full and (b) the Lenders no longer have any commitment to provide any financial accommodations to the Borrower or any other Loan Party under any Loan Document.

(b) Except as otherwise expressly set forth in this Agreement, no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by any Loan Party shall be effective unless in writing executed by the Borrower and the Required Lenders, and acknowledged by the Administrative Agent, or by the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; *provided* that no such amendment, waiver or consent may:

(i) extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default or Event of Default is not an extension or increase of any Commitment of any Lender);

(ii) reduce the principal of, or rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (*provided* that only the consent of the Required Lenders is necessary (i) to amend Section 2.11 or to waive the obligation of the Borrower to pay interest at the rate imposed pursuant thereto or (ii) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);

(iii) postpone any date scheduled for any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv) change the definition of "Pro Rata Share" or Section 8.2 or Section 11.2 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v) without the consent of all of the Lenders, except as provided in the Collateral Documents, release all or substantially all of the Collateral, or subordinate the obligations hereunder or the Administrative Agent's security interest in the Collateral; or

(vi) change any provision of this Section 8.3 or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender.

provided, *further*, that no such amendment, waiver or consent may amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the Administrative

Agent, unless in writing executed by the Administrative Agent in addition to the Borrower and the Lenders required above.

Notwithstanding anything herein to the contrary, no Defaulting Lender has any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) a Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders requires the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section 8.3 to the contrary, if the Administrative Agent and the Borrower jointly identify an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower may amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if such amendment is not objected to in writing by the Required Lenders to the Administrative Agent within 10 Business Days following receipt of notice thereof.

8.4 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than those contained in the fee letters described in Section 10.12 which shall survive and remain in full force and effect during the term of this Agreement.

9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, *provided, however,* that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.8 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6 Expenses; Indemnification. (i) The Borrower shall reimburse the Administrative Agent and the Arranger upon demand for all reasonable out-of-pocket expenses paid or incurred by the Administrative Agent or the Arranger, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants' fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent and the Arranger in connection with the due diligence, preparation, administration, negotiation, execution, delivery, syndication, distribution (including, without limitation, via DebtX and any other internet service selected by the Administrative Agent), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants' fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent, the Arranger and the Lenders, paid or incurred by the Administrative Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time U.S. Bank may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the Borrower's assets for internal use by U.S. Bank from information furnished to it by or on behalf of the Borrower, after U.S. Bank has exercised its rights of inspection pursuant to this Agreement.

(ii) The Borrower hereby further agrees to indemnify and hold harmless the Administrative Agent, the Arranger, each Lender, their respective Affiliates, and each of their directors, officers and employees, agents and advisors against all

losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor (including reasonable fees, charges and disbursements of outside counsel) whether or not the Administrative Agent, the Arranger, any Lender or any Affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification, including, without limitation, reasonable attorneys' fees and settlement costs. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4; provided, however that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at "fair value", as defined therein, or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), *provided that*, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder. In addition, notwithstanding any other provision contained herein, the definitions set forth in this Agreement and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules as a result of Financial Accounting Standards Board Accounting Standards Codification 842 (Leases) from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance.

9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby; *provided* that nothing contained in this sentence shall limit or otherwise relieve the Borrower's indemnity obligations under Section 9.6(ii). It is agreed that the Arranger shall, in its capacity as such, have no duties or responsibilities under the Agreement or any other Loan Document. Each Lender acknowledges that it has not relied and will not rely on the Arranger in deciding to enter into the Agreement or any other Loan Document or in taking or not taking any action.

9.11 Confidentiality.

(a) Confidentiality. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information, except that Information may be disclosed:

(i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the NAIC);

(iii) to the extent required by Applicable Laws or by any subpoena or similar legal process;

(iv) to any other party hereto;

(v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;

(vi) subject to an agreement containing provisions substantially the same as those of this Section 9.11(a) to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder;

(vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities contemplated hereby or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities hereunder;

(viii) with the consent of the Borrower; or

(ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 9.11(a) or (B) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section 9.11(a).

In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Arrangers, or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 9.11(a), "<u>Information</u>" means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; *provided* that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.11(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) <u>Public Information</u>. The Borrower hereby acknowledges that certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities. The Borrower hereby agrees that

it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of the Borrower hereunder and under the other Loan Documents (collectively, "Borrower Materials") that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked "PUBLIC," which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (ii) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of U.S. federal and state securities Laws (*provided* that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 9.11(a)); (iii) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the applicable electronic submission system (e.g., DebtX) designated "Public Side Information"; and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the applicable electronic submission system (e.g., DebtX) not designated "Public Side Information." Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.

9.12 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.

9.13 Disclosure. The Borrower and each Lender hereby acknowledge and agree that U.S. Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14 USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

> Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute (the "PATRIOT Act") hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

9.15 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

9.16 Amendment and Restatement.

(a) The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.1, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Loans made and Obligations incurred under the Existing Credit Agreement which are outstanding on the Closing Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness hereof (a) all loans incurred under the Existing Credit Agreement which are outstanding on the Closing Date shall continue as Loans under (and shall be governed by the terms of) this Agreement and the other Loan Documents, (b) all references in the "Loan Documents" (as defined in the Existing Credit Agreement) to the "Credit Agreement" and the "Loan Documents" shall be deemed to refer to this Agreement and the Loan Documents, respectively, (c) all obligations constituting "Obligations" under the Existing Credit Agreement with any Lender or any Affiliate of any Lender which are outstanding on the Closing Date shall continue as Obligations under this Agreement and the other Loan Documents, (d) any "Note" under the Existing Credit Agreement shall be deemed for all purposes superseded and replaced by the Note (if any) issued to such Lender under this Agreement, (e) each Departing Lender's "Commitment" under the Existing Credit Agreement shall be terminated and "Obligations" owing to it under and in connection with the Existing Credit Agreement shall be repaid, and each Departing Lender shall not be a Lender hereunder, *provided, however*, that all provisions of the Existing Credit Agreement that, by their terms, survive the replacement of each undersigned Departing Lender, the termination of the commitments of each undersigned Departing Lender under the Existing Credit Agreement, and the repayment, satisfaction or

discharge of all the other Obligations (collectively, the "Departing Lender Repayment") shall survive the Departing Lender Repayment, including without limitation the indemnities in favor of each undersigned Departing Lender set forth in Section 9.6 of the Existing Credit Agreement, and (f) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender's credit and loan exposure under the Existing Credit Agreement as are necessary in order that each such Lender's Outstanding Credit Exposure hereunder reflects such Lender's ratable share of the aggregate Outstanding Credit Exposure of all Lenders on the Closing Date (and the termination and repayment of "Commitments" and "Obligations" of Departing Lenders), and the Borrower hereby agrees to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Loans (including the "Eurocurrency Loans" under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 3.4 hereof. Each Lender hereby confirms the Administrative Agent's authority to enter into such additional reaffirmations of, or any amendments to, amendments and restatements of, or other modifications to, the other existing Loan Documents as the Administrative Agent shall approve in its sole discretion, in connection with the amendment and restatement of the Existing Credit Agreement so long as such amendments, restatements or other modifications do not contain any material modifications adverse to the Lenders (and, for the avoidance of doubt, such modifications may include such changes that are otherwise permitted by the Administrative Agent's authority under or with respect to such existing Loan Documents or are consistent with changes in provisions included in this Agreement as compared to the provisions of the Existing Credit Agreement).

(b) This Agreement is not intended to be or operate as a novation or an accord and satisfaction of the Existing Credit Agreement or the obligations evidenced thereby or provided for thereunder.

9.17 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Management Transactions or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Delaware and/or of the United States or of any other state of the United States):

In the event a Covered Entity that is a party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in

property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent that such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(i) As used in this Section 9.17, the following terms have the following meanings:

"BHC Act Affiliate" means, with respect to any party, an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

"Covered Entity" means any of the following:

(i) a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii) a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii) a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §252.81, 47.2 or 382.1, as applicable.

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints U.S. Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 10.6(c), the provisions of this Article X are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the

Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder has the same rights and powers in its capacity as a Lender as any other Lender and may exercise them as though it were not the Administrative Agent, and the term "Lender" or "Lenders," unless otherwise expressly indicated or unless the context otherwise requires, includes the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions.

(a) The Administrative Agent has no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder are administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) is not subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) has no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as is expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent is not required to take any action that, in the opinion of the Administrative Agent or its counsel, could expose the Administrative Agent to liability or is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that could be in violation of the automatic stay under any Debtor Relief Law or that could effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) does not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent

believes in good faith is necessary, under the circumstances as provided in Sections 8.1 and 8.3(b)), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c) The Administrative Agent is not responsible for and has no duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent. The Administrative Agent may rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and apply to their respective activities in connection with the syndication of the facilities hereunder as well as activities as Administrative Agent. The Administrative Agent is not responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders may, in consultation with the Borrower, appoint a successor. If no such successor has been so appointed by the Required Lenders and has accepted such appointment 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as is agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Administrative Agent may (but is not obligated to), on behalf of the Lenders, appoint a successor Administrative Agent; provided that in no event may any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor has been so appointed by the Required Lenders and has accepted such appointment 30 days after the Administrative Agent receives notice of its removal (or such earlier day as is agreed by the Required Lenders) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent's resignation or removal hereunder and under the other Loan Documents, the provisions of this Article X and Section 9.6 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

10.7 <u>Non-Reliance on Agents and Other Lenders</u>. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate,

made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it from time to time deems appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties. Anything herein to the contrary notwithstanding, none of the Arrangers, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof has any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 9.6) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent consents to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.6.

10.10 Execution of Collateral Documents. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as are necessary or appropriate to effect the purposes of the Collateral Documents.

10.11 Collateral Releases. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as are necessary or appropriate to effect any releases of Collateral that are permitted by the terms hereof or of any other Loan Document (including, without limitation,

in connection with any asset sale permitted hereunder) or that has otherwise been approved by the Required Lenders (or, if required by Section 8.3(b), all of the Lenders) in writing. Upon the request of the Administrative Agent at any time, the Required Lenders shall confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of Collateral pursuant to the foregoing. In each case as specified hereto, the Administrative Agent may (and each Lender hereby authorizes the Administrative Agent to), at the Borrower's expense, execute and deliver to the applicable Loan Party such documents as such Loan Party reasonably requests to evidence the release of such item of Collateral from the security interest granted under the Loan Documents or to subordinate its interest therein, in each case in accordance with the Loan Documents.

10.12 Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger pursuant to (i) that certain Second Amended and Restated Fee Letter, dated as of September 6, 2019, among the Administrative Agent, Wells Fargo Securities, LLC, Wells Fargo Bank, National Association and the Borrower, (ii) that certain Amended and Restated Administrative Agent Fee Letter, dated as of September 6, 2019, between the Administrative Agent and the Borrower, (iii) that certain Amendment No. 1 Fee Letter, dated as of April 19, 2021, between the Administrative Agent and the Borrower, (iv) that certain Third Amended and Restated Fee Letter, dated as of April 6, 2023, among the Administrative Agent, the Co-Syndication Agents and the Borrower, (v) that certain Second Amended and Restated Administrative Agent Fee Letter, dated as of April 6, 2023, between the Administrative Agent and the Borrower, (vi) that certain KeyBank Fee Letter, dated as of April 6, 2023, between KeyBank National Association and the Borrower, and (vii) that certain Truist Fee Letter, dated as of April 6, 2023, between Truist Securities, Inc. and the Borrower, or as otherwise agreed from time to time.

10.13 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using "plan assets" (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to

such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (i) clause (i) of Section 10.13(a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) of Section 10.13(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.14 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender or other holder of any Obligations (each, a "Lender Party"), or any Person who has received funds on behalf of a Lender Party (any such Lender Party or other recipient, a "Payment Recipient"), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 10.14(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously received by, such Payment Recipient (whether or not such error is known to any Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an "Erroneous Payment") and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient

shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting Section 10.14(a), if any Payment Recipient receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error (in whole or in part):

(i) (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.14(b).

(c) Each Lender Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender Party from any source, against any amount due to the Administrative Agent under Section 10.14(a) or under the indemnification provisions of this Agreement.

(d) An Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations, except to the extent such Erroneous Payment comprises funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(e) To the extent permitted by applicable law, each Payment Recipient hereby agrees not to assert any right or claim to an Erroneous Payment, and hereby waives, and is

deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment, including without limitation any defense based on "discharge for value" or any similar doctrine, with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment.

(f) Each party's agreements under this Section 10.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments, or the repayment, satisfaction or discharge of any or all Obligations.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1 Setoff. The Borrower hereby grants each Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with such Lender or any Affiliate of such Lender (the "Deposits") to secure the Obligations. In addition to, and without limitation of, any rights of the Lenders under Applicable Law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs, Borrower authorizes each Lender, with the prior written consent of the Administrative Agent, to offset and apply all such Deposits toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders; *provided*, that in the event that any Defaulting Lender shall exercise such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.2 Ratable Payments. If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans and such other obligations from the other Lenders, or make such other adjustments as are equitable, so that the benefit of all such payments is shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section 11.2 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; *provided, however*, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; *provided, however*, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2 Participations.

12.2.1 Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities ("Participants") participating interests in any Outstanding

Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents provided that each such Lender may agree in its participation agreement with its Participant that such Lender will not vote to approve any amendment, modification or waiver with respect to any Outstanding Credit Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.3 or of any other Loan Document.

12.2.3 Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, *provided* that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, *provided* that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.2 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) a Participant shall not be entitled to receive any greater payment under Section 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account (A) except to the extent such entitlement to receive a greater payment results from a change in treaty, law or regulation (or any change in the interpretation or administration thereof by any Governmental Authority) that occurs after the Participant acquired the applicable participation and (B), in the case of any Participant that would be a Foreign Lender if it were a Lender, such Participant agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower,

maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in any Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents (the "Participant Register"); *provided* that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.3 Assignments.

12.3.1 Permitted Assignments. Any Lender may at any time assign to one or more Eligible Assignees ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the "Trade Date," if the "Trade Date" is specified in the assignment.

12.3.2 Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof. The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3 Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become

effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.3.4 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender, pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

12.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; *provided* that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

ARTICLE XIII

NOTICES

13.1 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower, at its address or facsimile number set forth on the signature page hereof;

(ii) if to the Administrative Agent, at its address or facsimile number set forth on the signature page hereof;

(iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), *provided* that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or

intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 13.1.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION; ELECTRONIC RECORDS

14.1 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2 Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including E-SIGN or any other state laws based on UETA.

14.3 Electronic Records. Without notice to or consent of the Borrower, the Administrative Agent and each Lender may create electronic images of any Loan Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Borrower and any other parties thereto. The Administrative Agent and each Lender may convert any Loan Document into a "transferrable record" as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in the Administrative Agent's or such Lender's possession constituting an "authoritative copy" under UETA. If the Administrative Agent agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Loan Document or other document required to be delivered under the Loan Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Administrative Agent agrees, in its sole discretion, to accept any electronic signatures of any Loan Document or other document required to be delivered under the Loan Documents, the words "execution," "signed," and "signature," and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping

system, to the extent and as provided for in any applicable law, including UETA, E-SIGN, or any other state laws based on, or similar in effect to, such acts. The Administrative Agent and each Lender may rely on any such electronic signatures without further inquiry.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1 CHOICE OF LAW. **THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF DELAWARE, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.**

15.2 CONSENT TO JURISDICTION. **THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN DELAWARE.**

15.3 WAIVER OF JURY TRIAL. **THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.**

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

PROASSURANCE CORPORATION

By: Dana S. Hendricks

Dana S. Hendricks

Title: Executive Vice President

100 Brookwood Place Birmingham AL 35209

Attention: Lawrence K Cochran

Telephone: 205-877-4425

U.S. BANK NATIONAL ASSOCIATION,
as a Lender and as Administrative Agent

By: [signature]
Kyle Rinderle
Title: Vice President

U.S. Bank National Association
950 17th Street, 4th Floor
Denver, CO 80202

Attention: Kyle Rinderle
Telephone: 513-632-2085
Email: kyle.rinderle@usbank.com

KEYBANK NATIONAL ASSOCIATION,
as a Lender and as Co-Syndication Agent

By: ______________________________
Name: Ashley Braniecki
Title: Vice President

OH-01-27-0881
127 Public Square
Cleveland, OH 44114

Attention: Ashley Braniecki
Telephone: 216-689-3289
Email: ashley.braniecki@key.com

TRUIST BANK,
as a Lender and as Co-Syndication Agent

By:

Name: David Fournier
Title: Managing Director

Address:
3333 Peachtree Road, NE
Atlanta, GA 30326

Attention:
Telephone: (404) 436-5398
Email: David.fournier@truist.com

PINNACLE BANK, a Tennessee Bank,
as a Lender and as Co-Documentation Agent

By: ______________________________
Name: Stephen G. Cummings
Title: Senior Vice President

569 Brookwood Village
Suite 705
Homewood, AL 35209

Attention: Stephen Cummings
Telephone: 205-946-2785
Email: Stephen.Cummings@pnfp.com

REGIONS BANK,
as a Lender and as Co-Documentation Agent

By: Craig Cutro
Name: Craig Cutro
Title: Director

1180 West Peachtree Street NW, Suite 1250
Atlanta, Georgia 30309

Attention: Craig Cutro
Telephone: 404-279-7547
Email: Craig.Cutro@regions.com

FIRST HORIZON BANK,
as a Lender

By: ______________________________
Name: Darren R. Roy
Title: V.P., *Healthcare Portfolio Manager*

Corporate Healthcare Group
211 Franklin Road, Suite 300
Brentwood, TN 37027

Attention: Darren Roy
Telephone: 629-208-2086
Email: drroy@firsthorizon.com

SYNOVUS,
as a Lender

By: [signature]
Name: Charles Clark, Jr.
Title: Director

800 Shades Creek Parkway
Birmingham, AL 35209

Attention: Charlie Clark
Telephone: 205 868-6127
Email: charlesclark@synovus.com

CADENCE BANK, a Mississippi banking corporation,
as a Lender

By: ______________________________
Name: Gaines Livingston
Title: Managing Director

Cadence Bank
2100 Third Ave North, Suite 1100
Birmingham, AL 35203

Attention: Brian Heslop
Telephone: 205-327-3543
Email: brian.heslop@cadencebank.com

PRICING SCHEDULE

REVOLVING LOANS					
APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Unsecured Term SOFR/ Unsecured Daily Simple SOFR	*1.375%*	*1.625%*	*1.875%*	*2.125%*	*2.375%*
Secured Term SOFR/ Secured Daily Simple SOFR	*0.50%*	*0.50%*	*0.50%*	*0.50%*	*0.50%*
Unsecured Base Rate	*0.375%*	*0.625%*	*0.875%*	*1.125%*	*1.375%*
Secured Base Rate	*0.00%*	*0.00%*	*0.00%*	*0.00%*	*0.00%*

DELAYED DRAW TERM LOANS					
APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Term SOFR/ Daily Simple SOFR	*1.50%*	*1.75%*	*2.00%*	*2.25%*	*2.50%*
Base Rate	*0.50%*	*0.75%*	*1.00%*	*1.25%*	*1.50%*

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Commitment Fee	*0.20%*	*0.25%*	*0.30%*	*0.375%*	*0.45%*
Ticking Fee	*0.20%*	*0.25%*	*0.30%*	*0.375%*	*0.45%*

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

"Level I Status" exists at any date if, on such date, the Consolidated Total Leverage Ratio is less than or equal to 15%.

"Level II Status" exists at any date if, on such date, the Consolidated Total Leverage Ratio is (i) greater than 15% and (ii) less than or equal to 20%.

"Level III Status" exists at any date if, on such date, the Consolidated Total Leverage Ratio is (i) greater than 20% and (ii) less than or equal to 25%.

"Level IV Status" exists at any date if, on such date, the Consolidated Total Leverage Ratio is (i) greater than 25% and (ii) less than or equal to 30%.

"Level V Status" exists at any date if, on such date, the Consolidated Total Leverage Ratio is greater than 30%.

"Status" means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower's Status as determined from its then-current Consolidated Total Leverage Ratio.

It is anticipated that Level III Status will be in effect on the Closing Date.

SCHEDULE 1
Commitments

LENDER	REVOLVING COMMITMENT PERCENTAGE	REVOLVING COMMITMENT
U.S. Bank National Association	17.333333332%	$43,333,333.33
KeyBank National Association	17.333333332%	$43,333,333.33
Truist Bank	17.333333332%	$43,333,333.33
Pinnacle Bank	12.666666668%	$31,666,666.67
Regions Bank	12.666666668%	$31,666,666.67
First Horizon Bank	8.000000000%	$20,000,000.00
Synovus	8.000000000%	$20,000,000.00
Cadence Bank, a Mississippi Banking Corporation	6.666666668%	$16,666,666.67
TOTAL REVOLVING COMMITMENTS	**100%**	**$250,000,000.00**

LENDER	DELAYED DRAW TERM LOAN COMMITMENT PERCENTAGE	DELAYED DRAW TERM LOAN COMMITMENT
U.S. Bank National Association	17.333333336%	$21,666,666.67
KeyBank National Association	17.333333336%	$21,666,666.67
Truist Bank	17.333333336%	$21,666,666.67
Pinnacle Bank	12.666666664%	$15,833,333.33
Regions Bank	12.666666664%	$15,833,333.33
First Horizon Bank	8.000000000%	$10,000,000.00
Synovus	8.000000000%	$10,000,000.00
Cadence Bank, a Mississippi Banking Corporation	6.666666664%	$8,333,333.33
TOTAL DELAYED DRAW TERM LOAN COMMITMENTS	**100%**	**$125,000,000.00**

SCHEDULE 5.8
Subsidiaries

[Attached].


PROASSURANCE
Treated Fairly
ProAssurance Corporation
A Delaware Holding Corporation / FEIN: 63-1261433
PRA Professional Liability Group, Inc.
A Delaware Holding Corporation (100%)
FEIN: 01-0874962
ProAssurance Indemnity Company, Inc.
An Alabama Stock Insurance Corporation (100%)
FEIN: 63-0720042 / NAIC: 33391
ProAssurance Casualty Company
A Michigan Stock Insurance Company (100%)
FEIN: 38-2317569 / NAIC: 38954
ProAssurance Specialty Insurance Company
d/b/a Noetic Specialty Insurance
A Vermont Stock Insurance Company (100%)
FEIN: 62-1216444 I NAIC: 17400
ProAssurance American Mutual, A Risk Retention Group
A District of Columbia Mutual RRG
FEIN: 47-2511641 / NAIC: 15647
ProAssurance Insurance Company of America
An Illinois Stock Insurance Company (100%)
FEIN: 38:1403235/ NAIC: 14460
Medmarc Casualty Insurance Company
A Vermont Stock Insurance Company (100%)
FEIN: 59-0615164 / NAIC: 22241
Hamilton Resources Corporation
A Delaware Corporation (100%)
FEIN: 52-1422519
ProAssurance Group Services Corporation
An Alabama Corporation (100%)
FEIN: 63-1283505
IAO, Inc. d/b/a ProAssurance Agency
An Alabama Insurance Agency (100%)
FEIN: 63-0725911
PRA Services Corporation
A Michigan Corporation (100%)
FEIN: 38-2684456
PRACCL Ltd.
A UK Corporation (100%)
Registration Number: 8704220
PRA Corporate Capital Ltd.
A UK Corporation (100%)
Registration Number: 8704267
Eastern Insurance Holdings, Inc.
d/b/a Eastern Alliance Insurance Group
A Pennsylvania Corporation (100%)
FEIN: 20-2653793
Eastern Re Ltd, S.P.C.
A Cayman Islands Segregated Portfolio Company (100%)
FEIN: 98-0434659
Inova Re Ltd, S.P.C.
A Cayman Islands Segregated Portfolio Company (100%)
FEIN: 98-142114
Eastern Advantage Assurance Company
A Pennsylvania Stock Insurance Company (100%)
FEIN: 65-1316719 / NAIC: 13019
Allied Eastern Indemnity Company
A Pennsylvania Stock Insurance Company (100%)
FEIN: 26-0026993 / NAIC: 11242
Eastern Alliance Insurance Company
A Pennsylvania Stock Insurance Company (100%)
FEIN: 23-2900463 / NAIC: 10724
NORCAL Insurance Company
(Insurer) CA (100%)
FEIN: 94-2301054 / NAIC 33200
NORCAL Specialty Insurance Company
(Insurer) TX (100%)
FEIN: 23-2005656 / NAIC: 35114
FD Insurance Company
(nsurer) FL (100%)
FEIN: 1Š &
NORCAL Specialty Insurance Services, LLC
(Non-Insurer) DE (100%)
)EIN: 47-5283046
Medicus Insurance Holdings, Inc.
(Non-Insurer) DE (100%)
FEIN: 20-5294002
PPM Insurance Services, Inc.
(Non-Insurer) MO (100%)
FEIN: 48-1180858
Medicus Insurance Company
(Insurer) TX (100%)
FEIN: 20-5623491 / NAIC: 12754
Preferred Physicians Medical Risk Retention Group,
a Mutual Insurance Company
(Insurer) MO
FEIN: 36-3521189 / NAIC: 44083

*Each Subsidiary identified with an NAIC number is an Insurance Subsidiary

Effective 03/31/2023

SCHEDULE 5.14
Properties

None.

SCHEDULE 6.16
Liens

[Attached].

Standby LCs Outstanding

usbank

Issue Date	Bank Reference	Customer Reference	Expiry Date	Beneficiary	Transaction Currency Outstanding Amount	Bank Currency Outstanding Amount
Applicant Name: PROASSURANCE CASUALTY COMPANY						
Transaction Currency: USD						
05 Sep 2007	SLCSTA000140	SLCSTA000140	05 Sep 2023	ACCESS INSURANCE COMPANY IN	250,000.00 USD	250,000.00 USD
				Transaction Currency Total Outstanding:	**250,000.00 USD**	
				Applicant Total Outstanding:		**250,000.00 USD**
Applicant Name: PROASSURANCE CORPORATION						
Transaction Currency: USD						
22 Nov 2022	SLCSTL000843	Argo Group for EAIC	15 Nov 2023	ARGONAUT INSURANCE COMPANY	500,000.00 USD	500,000.00 USD
				Transaction Currency Total Outstanding:	**500,000.00 USD**	
				Applicant Total Outstanding:		**500,000.00 USD**
				Grand Total Outstanding:		**750,000.00 USD**

The Company has pledged through its subsidiaries general securities collateral to US Bank on Letters of Credit in the Amount of:

1. $250,000,000.00 secures reserves to the sale of a former affiliate of PRA Casualty Company (fka as PIC Wisconsin) sold prior to acquisition by ProAssurance
2. $500,000,000.00 relates to a program that Eastern Alliance Insurance Company has with Argonaut Insurance Company

EXHIBIT A

[Reserved].

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To: The Lenders parties to the
Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Second Amended and Restated Credit Agreement dated as of April 28, 2023 (as amended, modified, renewed or extended from time to time, the "Agreement") among ProAssurance Corporation (the "Borrower"), the lenders party thereto and U.S. Bank National Association, as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected __________ of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with the financial covenants set forth in Section 6.19 of the Agreement, all of which data and computations are true, complete and correct.

5. Schedule II attached hereto sets forth the determination of the interest rates to be paid for Borrowings and the Commitment Fee and Ticking Fee rates commencing on the fifth day following the delivery hereof pursuant to the Pricing Schedule to the Agreement.

6. Schedule III attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement, the Security Agreement and the other Loan Documents and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

____

____

____

____

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this __ day of ________, ___.

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of __________, ____ with
Provisions of ___ and ____ of
the Agreement

[insert relevant calculations]

SCHEDULE II TO COMPLIANCE CERTIFICATE

Borrower's Applicable Margin Calculation

SCHEDULE III TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [*Insert name of Assignor*] (the "Assignor") and [*Insert name of Assignee*] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swing line loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________
2.	Assignee:	______________________________[and is an Affiliate/ Approved Fund of [*identify Lender*]][2]
3.	Borrower(s):	______________________________

[2] Select as applicable.

4.	Administrative Agent:	___________________________________, as the agent under the Credit Agreement.
5.	Credit Agreement:	The $375,000,000 Second Amended and Restated Credit Agreement dated as of April 28, 2023 among ProAssurance Corporation, the Lenders party thereto, U.S. Bank National Association, as Administrative Agent, and the other agents party thereto.
6.	Assigned Interest:	

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders[3]	Amount of Commitment/Loans Assigned[4]	Percentage Assigned of Commitment/Loans[5]
____________[6]	$	$	______%
____________	$	$	______%
____________	$	$	______%

7.	Trade Date:		[7]

Effective Date: ____________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:_________________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

---

[3] Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[4] Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[5] Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[6] Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption.

[7] Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

By:________________________________
Title:

[Consented to and][8] Accepted:

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent

By:____________________________
Title:

[Consented to:][9]

[NAME OF RELEVANT PARTY]

By:____________________________
Title:

---

8 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

9 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan

Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Delaware.

EXHIBIT D
FORM OF BORROWING NOTICE

TO: U.S. Bank National Association, as administrative agent (the "Administrative Agent") under that certain Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), dated as of April 28, 2023 among ProAssurance Corporation (the "Borrower"), the financial institutions party thereto, as lenders (the "Lenders"), and the Administrative Agent.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

The undersigned Borrower hereby gives to the Administrative Agent a Borrowing Notice pursuant to Section 2.8 of the Credit Agreement, and the Borrower hereby requests to borrow on ________________, 20__ (the "Borrowing Date") from the Lenders, on a pro rata basis, an aggregate principal amount of $____________ in [Revolving][Delayed Draw Term] Loans as:

1. ☐ a Base Rate Borrowing

2. ☐ a Term SOFR Borrowing with the following characteristics:

   Interest Period of _______ month(s)

3. ☐ a Daily Simple SOFR Borrowing

If of Revolving Loans, such Borrowing is being requested pursuant to:

1. ☐ the Unsecured Borrowing Option

2. ☐ the Secured Borrowing Option

The undersigned hereby certifies to the Administrative Agent and the Lenders that (i) all of the representations and warranties of the Borrower set forth in the Credit Agreement (a) that contain a materiality qualifier are true and correct in all respects and (b) that do not contain a materiality qualifier are true and correct in all material respects (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) on and as of the date of the Borrowing requested herein; (ii) at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing; and (iii) all other relevant conditions set forth in Section 4.2 of the Credit Agreement have been satisfied.

******

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed by its authorized officer as of the date set forth below.

Dated: ________________, 20__

____

By:_________________________________
Name:
Title:

EXHIBIT E-1

FORM OF REVOLVING NOTE

[Date]

ProAssurance Corporation, a Delaware corporation (the "Borrower"), promises to pay to the order of ______________________________________ (the "Lender") the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the applicable office of U.S. Bank National Association, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Revolving Loans in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Revolving Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement dated as of April 28, 2023 (which, as it may be amended or modified and in effect from time to time, is herein called the "Agreement"), among the Borrower, the lenders party thereto, including the Lender and U.S. Bank National Association, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note may be secured pursuant to the Collateral Documents, as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waive demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

____

By:______________________________
Print Name: ______________________
Title: __________________________

SCHEDULE OF REVOLVING LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF ________________,
DATED __________,

Date	Principal Amount of Revolving Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT E-2

FORM OF DELAYED DRAW TERM LOAN NOTE

[Date]

ProAssurance Corporation, a Delaware corporation (the "Borrower"), promises to pay to the order of ______________________________________ (the "Lender") the aggregate unpaid principal amount of all Delayed Draw Term Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the applicable office of U.S. Bank National Association, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Delayed Draw Term Loans in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Delayed Draw Term Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement dated as of April 28, 2023 (which, as it may be amended or modified and in effect from time to time, is herein called the "Agreement"), among the Borrower, the lenders party thereto, including the Lender and U.S. Bank National Association, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note may be secured pursuant to the Collateral Documents, as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

In the event of default hereunder, the undersigned agree to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waive demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT

GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

____

By:______________________________
Print Name: ______________________________
Title: ______________________________

SCHEDULE OF DELAYED DRAW TERM LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF ___________________,
DATED ___________,

Date	Principal Amount of Delayed Draw Term Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT F

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated [__________], 20[__] (this "Supplement"), by and among each of the signatories hereto, to the Second Amended and Restated Credit Agreement, dated as of April 28, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among ProAssurance Corporation (the "Borrower"), the Lenders party thereto and U.S. Bank National Association, as administrative agent (in such capacity, the "Administrative Agent").

W I T N E S S E T H

WHEREAS, pursuant to Section 2.4 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Commitment under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment;

WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to increase the Aggregate Commitment pursuant to such Section 2.4 of the Credit Agreement; and

WHEREAS, pursuant to Section 2.4 of the Credit Agreement, the undersigned Increasing Lender now desires to increase the amount of its Commitment under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall have its Commitment increased by $[__________], thereby making the aggregate amount of its total Commitments equal to $[__________].

2. The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

5. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:______________________________________
Name:
Title:

Accepted and agreed to as of the date first written above:

[______________________________________]

By:______________________________________
Name:
Title:

Acknowledged as of the date first written above:

U.S. BANK NATIONAL ASSOCIATION
as Administrative Agent

By:______________________________________
Name:
Title:

EXHIBIT G

FORM OF AUGMENTING LENDER SUPPLEMENT

AUGMENTING LENDER SUPPLEMENT, dated [__________], 20[__] (this "Supplement"), to the Second Amended and Restated Credit Agreement, dated as of April 28, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among ProAssurance Corporation (the "Borrower"), the Lenders party thereto and U.S. Bank National Association, as administrative agent (in such capacity, the "Administrative Agent").

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.4 thereof that any bank, financial institution or other entity may extend Commitments under the Credit Agreement subject to the approval of the Borrower and the Administrative Agent, by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment of $[______], thereby making the aggregate amount of its total Commitments equal to $[__________].

2. The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3. The undersigned's address for notices for the purposes of the Credit Agreement is as follows:

[____________]

4. The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6. This Supplement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[signature page follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:____________________________________
Name:
Title:

Accepted and agreed to as of the date first written above:

[____________________________________]

By:____________________________________
Name:
Title:

Acknowledged as of the date first written above:

U.S. BANK NATIONAL ASSOCIATION
as Administrative Agent

By:____________________________________
Name:
Title:

EXHIBIT H

PROASSURANCE CORPORATION

CREDIT FACILITY

April 28, 2023

LIST OF CLOSING DOCUMENTS[10]

A. LOAN DOCUMENTS

1. Second Amended and Restated Credit Agreement dated as of April 28, 2023 among ProAssurance Corporation, a Delaware corporation (the "Borrower"), the Lenders party thereto and U.S. Bank National Association, as administrative agent (in such capacity, the "Administrative Agent"), evidencing a revolving credit facility to the Borrower from the Lenders in an initial aggregate principal amount of up to $250,000,000 and a delayed draw term loan facility in an aggregate principal amount of up to $125,000,000.

EXHIBITS

Exhibit A	[Reserved].
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Borrowing Notice
Exhibit E-1	Form of Revolving Note
Exhibit E-2	Form of Delayed Draw Term Loan Note
Exhibit F	Form of Increasing Lender Supplement
Exhibit G	Form of Augmenting Lender Supplement
Exhibit H	List of Closing Documents
Exhibit I	Form of Borrowing Base Certificate
Exhibits J-1 through J-4	Forms of U.S. Tax Compliance Certificate

SCHEDULES

Pricing Schedule	
Schedule 1	Commitments
Schedule 5.8	***Subsidiaries***
Schedule 5.14	***Properties***
Schedule 6.16	***Liens***

[10] Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in **bold** and *italics* shall be prepared and/or provided by the Borrower and/or Borrower's counsel.

2. Notes executed by the Borrower in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.13(d) of the Credit Agreement.

3. Omnibus Reaffirmation executed by the Borrower.

B. CORPORATE DOCUMENTS

4. *Certificate of the Secretary or an Assistant Secretary of the Borrower certifying (i) that there have been no changes in the charter document of the Borrower, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the State of Delaware, since the date of the certification thereof by such governmental entity, (ii) the By Laws or other organizational document, as attached thereto, of the Borrower as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of the Borrower authorizing the execution, delivery and performance of each Loan Document to which it is a party, (iv) the Good Standing Certificate (or analogous documentation if applicable) for the Borrower from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction and (v) the names and true signatures of the incumbent officers of the Borrower authorized to sign the Loan Documents to which it is a party, and authorized to request a Borrowing under the Credit Agreement.*

C. OPINIONS

5. *Opinion of Burr & Forman LLP, counsel for the Borrower.*

6. *Opinion of Jeffrey Lisenby, counsel for the Borrower.*

D. CLOSING CERTIFICATES AND MISCELLANEOUS

7. *A Certificate signed by an Authorized Officer of the Borrower certifying the following: on the Closing Date (1) no Default or Event of Default has occurred and is continuing and (2) the representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.*

E. UCC DOCUMENTATION

8. UCC, tax and judgment lien search reports conducted against the Borrower.

9. UCC-1 financing statement naming the Borrower as debtor and the Administrative Agent as secured party, prepared for filing with the Secretary of State of the State of Delaware.

EXHIBIT I

FORM OF BORROWING BASE CERTIFICATE

To: The Lenders parties to the
Credit Agreement Described Below

This Borrowing Base Certificate is furnished pursuant to that certain Second Amended and Restated Credit Agreement dated as of April 28, 2023 (as amended, modified, renewed or extended from time to time, the "Agreement") among ProAssurance Corporation (the "Borrower"), the lenders party thereto and U.S. Bank National Association, as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Borrowing Base Certificate have the meanings ascribed thereto in the Agreement.

The undersigned hereby certifies that the report attached hereto as Schedule I is true and correct and sets forth an accurate and complete calculation of the Borrowing Base based on information contained in the Borrower's own financial accounting records. Borrower, by the execution of this Borrowing Base Certificate, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies that it is in compliance with the Agreement.

The foregoing certifications, together with the computations set forth in Schedule I hereto and any documentation delivered with this Certificate in support hereof, are made and delivered this __ day of ________, ___.

____

SCHEDULE I TO BORROWING BASE CERTIFICATE

Borrowing Base Report

EXHIBIT J-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), dated as of April 28, 2023 among ProAssurance Corporation (the "Borrower"), the financial institutions party thereto, as lenders (the "Lenders"), and the Administrative Agent.

Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a "ten percent shareholder" of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[•]

By: ______________________________
Name: [•]
Title: [•]

Date: ________ __, 20[ ]

EXHIBIT J-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), dated as of April 28, 2023 among ProAssurance Corporation (the "Borrower"), the financial institutions party thereto, as lenders (the "Lenders"), and the Administrative Agent.

Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a "ten percent shareholder" of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[•]

By: ______________________________
Name: [•]
Title: [•]

EXHIBIT J-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), dated as of April 28, 2023 among ProAssurance Corporation (the "Borrower"), the financial institutions party thereto, as lenders (the "Lenders"), and the Administrative Agent.

Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a "bank" extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a "ten percent shareholder" of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[•]

By: ______________________________
Name: [•]
Title: [•]

EXHIBIT J-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), dated as of April 28, 2023 among ProAssurance Corporation (the "Borrower"), the financial institutions party thereto, as lenders (the "Lenders"), and the Administrative Agent.

Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a "bank" extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a "ten percent shareholder" of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[•]

By: ______________________________
Name: [•]
Title: [•]